UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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URBAN OUTFITTERS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Shareholder:

You are cordially invited to attend the 2014 Annual Meeting of Shareholders of Urban Outfitters, Inc. to be held at 10:30 a.m., on Tuesday, May 27, 2014, at our corporate headquarters, 5000 South Broad Street, Building 543, Philadelphia, Pennsylvania 19112.

The matters to be considered and voted upon are described in the 2014 Notice of Annual Meeting of Shareholders and the Proxy Statement that accompany this letter. It is important that your shares be represented and voted at the Annual Meeting. Kindly read the attached Proxy Statement and vote your shares over the Internet, by telephone or, if you received one, by signing and dating the paper copy of the proxy card and returning it promptly.

I look forward to seeing you at the meeting where we will review the business and operations of Urban Outfitters.

Sincerely,

Richard A. Hayne Chairman of the Board

DATE: April 1, 2014

URBAN OUTFITTERS, INC.

5000 South Broad Street

Philadelphia, Pennsylvania 19112-1495

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 27, 2014

TO OUR SHAREHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Urban Outfitters, Inc. (the “Company”) will be held at our corporate headquarters, 5000 South Broad Street, Building 543, Philadelphia, Pennsylvania 19112, on May 27, 2014 at 10:30 a.m., for the following purposes:

1.	To elect five Directors to serve a term expiring at the Annual Meeting of Shareholders in 2015.

2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for Fiscal Year 2015.

3.	To approve a non-binding advisory resolution on executive compensation.

4.	To consider certain shareholder proposals, if properly presented at the Annual Meeting.

5.	To transact such other business as may properly come before the Annual Meeting.

The Board of Directors unanimously recommends that you vote “FOR” Proposals 1, 2, and 3 and “AGAINST” each of the proposals within item 4 above.

The Board of Directors has fixed March 12, 2014 as the record date for determining which shareholders are entitled to notice of, and to vote at, the Annual Meeting of Shareholders or any adjournment or postponement thereof.

By Order of the Board of Directors,

Glen A. Bodzy
Secretary

DATE: April 1, 2014

URBAN OUTFITTERS, INC.

5000 South Broad Street

Philadelphia, Pennsylvania 19112-1495

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

The accompanying proxy is solicited by the Board of Directors of Urban Outfitters, Inc. (the “Company”) for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Tuesday, May 27, 2014 at 10:30 a.m., at the Company’s corporate headquarters, 5000 South Broad Street, Building 543, Philadelphia, Pennsylvania 19112, and any adjournments or postponements thereof. The Company is making its proxy statement (this “Proxy Statement”) and its annual report to shareholders available electronically via the Internet. On or before April 15, 2014, we will mail to our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this Proxy Statement and our annual report and how to vote online. Shareholders who receive the Notice will not receive a printed copy of the proxy materials in the mail, although a proxy card will be mailed separately to each shareholder that beneficially owns more than 1,000 of the Company’s common shares, par value $.0001 per share (the “Common Shares”). If you would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice.

Only shareholders of record, as shown on the transfer books of the Company at the close of business on March 12, 2014 (the “Record Date”), are entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, there were 147,309,575 Common Shares outstanding. Shareholders of record on the Record Date may vote by (i) Internet on the website specified in the Notice or on the proxy card, (ii) telephone using the instructions provided on the proxy card or (iii) marking, executing and returning the proxy card, in accordance with the specifications made on the proxy card. Shareholders who hold their shares through a broker (in “street name”) must vote their shares in the manner prescribed by their broker.

When voting is properly authorized over the Internet, by telephone or proxy cards are properly dated, executed and returned, the Company’s Common Shares will be voted in accordance with the instructions of the shareholder. Any properly authorized proxy received on a timely basis on which no specification has been made by the shareholder will be voted “FOR” the election of the nominees to the Board of Directors listed in this Proxy Statement in Proposal 1, “FOR” the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for Fiscal Year 2015 in Proposal 2, “FOR” the approval of the non-binding advisory resolution on executive compensation in Proposal 3, “AGAINST” the adoption of each of the shareholder proposals, to the extent permitted by the rules and regulations of the Securities and Exchange Commission (the “SEC”), and in accordance with the judgment of the persons voting the proxies upon such other matters as may come before the Annual Meeting and any adjournments or postponements thereof. Any shareholder giving a proxy has the power to revoke it prior to its exercise either by giving written notice to the Secretary of the Company, by voting in person at the Annual Meeting, by executing a subsequent proxy or by submitting a subsequent proxy over the Internet or by telephone.

Presence at the Annual Meeting in person or by proxy of the holders of a majority of the Common Shares entitled to vote is necessary to constitute a quorum. Each Common Share entitles the holder to one vote on each matter presented at the Annual Meeting. Proposal 1, regarding the election of directors, will be determined by a majority vote, that is, the affirmative vote of a majority of the votes cast with respect to a nominee is required to elect each nominee. Proposal 2, regarding the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for Fiscal Year 2015, Proposal 3, regarding the advisory vote on executive compensation, Proposals 4, 5 and 6, the properly presented shareholder proposals, and any other matters that may come before the Annual Meeting, will require the affirmative vote of a majority of the votes cast on the proposal. In all matters, an abstention or broker nonvote will not be counted as a vote cast.

PROPOSAL 1.    ELECTION OF DIRECTORS

The Company’s bylaws provide for the Board of Directors to be composed of as many directors as are designated from time to time by the Board of Directors. Currently there are seven directors. On November 27, 2012, the Board of Directors approved an amendment to the bylaws eliminating the classification of the Board of Directors and providing for the annual election of directors. Directors elected prior to the amendment to the bylaws, the previous Class III directors, Richard A. Hayne and Harry S. Cherken, Jr., will continue in office until the annual meeting of shareholders in 2015. All directors other than the previous Class III directors will be elected for one-year terms at this Annual Meeting. All directors elected at the 2015 and subsequent annual meetings will be elected for one-year terms.

Unless otherwise directed, the persons named on the proxy intend to vote all valid proxies received by them “FOR” the election of the listed nominees. In the event any of the nominees shall be unable or unwilling to serve as a director, the persons named on the proxy intend to vote “FOR” the election of any person as may be nominated by the Board of Directors in substitution. The Company has no reason to believe that any of the nominees named below will be unable or unwilling to serve as a director if elected.

At the 2013 Annual Meeting, the shareholders approved a proposed amendment to the Company’s Amended and Restated Articles of Incorporation (the “Amendment”) to implement a majority voting standard and eliminate cumulative voting in the election of directors. Under a majority voting standard, a nominee must receive a majority of the votes cast. A majority of the votes cast means that the number of votes cast “for” a nominee must exceed the number of votes cast “against” that nominee. Each shareholder is entitled to only one vote per share in the election of directors and each director nominee is voted upon separately. If an incumbent director who is a candidate for re-election is not elected, the director will be deemed to have tendered his or her resignation to the Board of Directors. The Nominating Committee will make a recommendation to the Board of Directors on whether to accept or reject the resignation, or whether other action should be taken, and the Board of Directors will be required to act on the Nominating Committee’s recommendation and disclose its decision and the rationale for the decision.

The nominees for re-election to the Board of Directors to serve as directors are Edward N. Antoian, Scott A. Belair, Margaret A. Hayne, Joel S. Lawson III and Robert H. Strouse. The Board of Directors has determined that four of the nominees, Messrs. Edward N. Antoian, Scott A. Belair, Joel S. Lawson III and Robert H. Strouse, and the continuing director Harry S. Cherken, Jr., are independent under the listing standards of the NASDAQ Global Select Market (“NASDAQ”). The Board of Directors believes that all of its current directors, including the five nominees for election, possess personal and professional integrity, good judgment, a high level of ability and business acumen, and have performed exceptionally well in their respective time served as directors.

Nominees:

EDWARD N. ANTOIAN	Director Since 2011

Mr. Antoian, 58, is a Managing Partner at Chartwell Investment Partners, an investment advisory firm, where he has worked since its inception in 1997. He is also a partner and Chief Investment Officer for Zeke Capital Advisors, a financial advisory firm. In addition, Mr. Antoian is the General Partner of Zeke, L.P., a privately offered long-short equity hedge fund. From 1984 until 1997, Mr. Antoian was the Senior Portfolio Manager of Delaware Management Co. Prior to that, Mr. Antoian worked at E.F. Hutton in Institutional Sales, and as a certified public accountant for Price Waterhouse. Mr. Antoian holds an MBA in Finance and has financial and investment experience as a result of his experience as a CPA, financial advisor and portfolio manager. Mr. Antoian also serves as a director of a not-for-profit entity. As an independent director, Mr. Antoian would bring his in-depth understanding of finance and accounting and provide additional expertise in these areas to the Board of Directors.

SCOTT A. BELAIR	Director Since 1976

Mr. Belair, 66, co-founded Urban Outfitters in 1970 and has not been an employee since 1971, prior to incorporation of the Company in 1976. He has served as Principal of The ZAC Group, a financial advisory firm, since 1989. Previously, he was a managing director of Drexel Burnham Lambert Incorporated. Mr. Belair is also a director of Hudson City Bancorp, Inc. (HCBK), and Hudson City Savings Bank. He holds an MBA degree and has financial and investment expertise, including financial reporting expertise, as a result of his significant experience as a CPA, financial advisor, and former chief financial officer in the financial services industry. As a co-founder of the Company, Mr. Belair has been involved with the Company from its inception, and accordingly has a comprehensive understanding of and perspective on its overall business and strategic direction.

MARGARET A. HAYNE	Director Since 2013

Ms. Hayne, 55, joined the Company in August 1982. She is a 38 year veteran of the retail and wholesale industry and has served as President of Free People since March 2007 and as Chief Creative Officer since November 2013. Richard A. Hayne, the Company’s current Chairman, Chief Executive Officer and President, is Ms. Hayne’s spouse. As an employee of the Company for over 30 years and a director since 2013, Ms. Hayne brings a wealth of both Company-specific and industry-wide knowledge and experience to the Board of Directors.

JOEL S. LAWSON III	Director Since 1985

Mr. Lawson, 66, is an independent consultant and private investor. From November 2001 until November 2003, he also served as Executive Director of M&A International Inc., a global organization of merger and acquisition advisory firms. From 1980 until November 2001, Mr. Lawson was Chief Executive Officer of Howard, Lawson & Co., an investment banking and corporate finance firm. Howard, Lawson & Co. became an indirect, wholly-owned subsidiary of FleetBoston Financial Corporation in March 2001. As the former Chief Executive Officer of an investment banking and corporate finance firm, Mr. Lawson has extensive experience in financial and investment matters, including financial reporting expertise. In addition, as the former Executive Director of a global organization of merger and acquisition advisory firms, he has specialized knowledge regarding mergers and acquisitions. He also holds an MBA degree and serves as a director of a not-for-profit entity.

ROBERT H. STROUSE	Director Since 2002

Mr. Strouse, 65, serves as President of Wind River Holdings, L.P., which oversees a diversified group of privately owned industrial and service businesses. Through his experience with this private investment company, Mr. Strouse brings to the Board of Directors experience in strategic planning, budgeting, talent recruitment and development, risk management, and corporate development activities. Mr. Strouse is a former corporate lawyer whose practice, prior to 1998 when he joined Wind River, focused on mergers and acquisitions, corporate governance and SEC reporting. Mr. Strouse also serves as a board member of a not-for-profit entity.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”

THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.

The following directors listed below are continuing directors who are not standing for election at the Annual Meeting:

RICHARD A. HAYNE	Director Since 1976

Mr. Hayne, 66, co-founded Urban Outfitters in 1970 and has been Chairman of the Board of Directors and President since the Company’s incorporation in 1976. Mr. Hayne served as the Company’s principal executive officer until 2007 and again, beginning in January 2012. Margaret A. Hayne, President of Free People, Chief Creative Officer and a nominee for re-election as a director, is Mr. Hayne’s spouse. Mr. Hayne’s long tenure leading the Company as Chairman of the Board and President, his tenure as principal executive officer, and his exceptional leadership skills make him uniquely qualified to serve as a director.

HARRY S. CHERKEN, JR.	Director Since 1989

Mr. Cherken, 64, has been a partner in the law firm of Drinker Biddle & Reath LLP in Philadelphia, Pennsylvania since 1984, is a former managing partner of that firm, and has served as Co-Chair of its Real Estate Group. As a real estate lawyer with over 37 years’ experience representing public and private companies in the acquisition, construction, development, financing, leasing, management, consolidation, and disposition of commercial real estate, he has extensive experience with real estate transactions, including negotiating real estate transactions and leases on behalf of the Company. Mr. Cherken also holds a Masters in Liberal Arts degree and serves as a trustee of various not-for-profit entities.

CORPORATE GOVERNANCE AT URBAN OUTFITTERS

Our business is managed under the direction of our Board of Directors, in accordance with the Pennsylvania Business Corporation Law and our bylaws. Members of the Board are kept informed of our business through discussions with the Chairman of the Board, the Chief Financial Officer and other officers, by reviewing materials provided to them and by participating in regular and special meetings of the Board and its committees. In addition, to promote open discussion among our non-employee directors, those directors meet in regularly scheduled executive sessions without the participation of management or employee directors.

Board of Directors

Our Board of Directors has a long-standing commitment to sound and effective corporate governance practices. The foundation for our corporate governance is the Board’s policy that a majority of the members of the Board should be independent. We have reviewed internally and with our Board of Directors the provisions of the Sarbanes-Oxley Act of 2002, the related rules of the SEC and current NASDAQ Marketplace Rules regarding corporate governance policies and procedures. Our corporate governance documents comply with all applicable requirements.

In accordance with our bylaws, our Board of Directors has specified that, as of the date of our Annual Meeting, the number of directors will be seven. Five of our current directors are non-employee directors and the Board of Directors has determined that each of the five current non-employee directors has no relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that each meets the objective requirement of “independence” under the NASDAQ Marketplace Rules. Therefore, the Board of Directors has determined that each of these five directors is an “independent” director under the standards currently set forth in the NASDAQ Marketplace Rules. Neither Richard A. Hayne nor Margaret A. Hayne, nominee for re-election to the Board of Directors, is independent. See also “Committees of the Board of Directors—Audit Committee” below.

The Board of Directors currently combines the role of Chairman of the Board of Directors (“Chairman”) and the role of Chief Executive Officer. Richard A. Hayne, the current Chairman, is also an executive officer of the Company, serving as Chief Executive Officer and President. The Board of Directors believes this is the most efficient and effective leadership structure for the Company at this time. Mr. Hayne is the co-founder of the Company and has been its Chairman since the Company’s incorporation in 1976, and as such the Board of Directors believes that he is uniquely qualified through his experience and expertise to set the agenda for, and lead discussions of, strategic issues for the Company at the board level. Mr. Hayne has been instrumental in the Company’s historical success, and is in large part responsible for the Company’s substantial growth since its inception.

The Board of Directors believes that the Company’s corporate governance structure provides the appropriate balance between the need for consistent strategic direction and the need for objectivity and independence of the non-management directors, and includes several effective oversight mechanisms, including: (i) the Board of Directors is comprised of a majority of independent directors; (ii) following most board meetings, the independent directors meet in executive session without the Chairman present to review, among other things, his performance as Chief Executive Officer and President; and (iii) various committees of the Board composed of only independent directors perform oversight functions independent of management, such as overseeing the integrity of the Company’s financial statements, senior executive compensation (including the compensation of the Chairman) and the selection and evaluation of directors. Accordingly, the Board of Directors believes that requiring that the Chairman be a non-management director would weaken the Company’s leadership structure without providing any added benefit beyond that already achieved by its existing governance structure. The Board of Directors retains authority to modify this structure as it deems appropriate.

The Board of Directors has not designated a “lead independent director” as it is satisfied with the current structure having Mr. Hayne serve as Chairman and believes that structural changes at this time are not warranted or desirable. The Company currently has a relatively small Board of Directors, which includes five independent directors, with three of the five having served together successfully since 1989. The Audit Committee, Compensation Committee, and Nominating Committee are each comprised solely of independent directors and are each chaired by a different director, thus providing different directors with leadership opportunities and promoting the potential for differing perspectives and styles in these three key areas of governance. Based on the relatively small size of the Board, the longstanding history of our independent directors serving on the Board together, and the corporate governance and committee structure currently in place, the Board of Directors has determined that each independent director plays an equally important role and that designating one as the “lead independent director” would serve no additional benefit beyond that already achieved by our existing governance structure. Further, the Board of Directors believes designating a “lead independent director” could inhibit the free flow of ideas among the independent directors; currently no one person is expected to dominate or carry additional responsibility or authority aside from the roles of committee chairs, and the Board believes that this has been and continues to be the best approach for the Company.

During Fiscal 2014, the Board of Directors held four meetings. Each member of the Board attended at least 75% of the total number of meetings of the Board and all committees on which he sits. All references in this Proxy Statement to our fiscal years refer to the fiscal years ended on January 31 in those years. For example, “Fiscal 2014” refers to the Company’s fiscal year ending on January 31, 2014.

Committees of the Board of Directors

Our Board of Directors has an Audit Committee, Compensation Committee and Nominating Committee. The charters of these committees have been approved by our Board of Directors and are available on the Company’s corporate website at www.urbanoutfittersinc.com.

The following table presents information regarding the membership of our Board Committees as of the date of this Proxy Statement.

Current Board Committee Membership

	AUDIT COMMITTEE	COMPENSATION COMMITTEE	NOMINATING COMMITTEE
Edward N. Antoian	+
Scott A. Belair	+	+X
Harry S. Cherken, Jr.			+
Joel S. Lawson III	+X	+
Robert H. Strouse		+	+X
Number of Meetings in Fiscal 2014*	8	4	6

+	Current Member
X	Chairperson
*	In addition, the Board Committees from time to time acted by unanimous written consent.

Audit Committee

The Audit Committee operates under a written charter that has been approved by the Board of Directors. The charter is reviewed annually by the Audit Committee with any recommended changes approved by the Board of Directors. The Audit Committee’s primary responsibility is to assist the Board of Directors in fulfilling its oversight responsibilities to our shareholders and other constituencies. In furtherance of those oversight responsibilities, the Audit Committee’s primary duties are to: (1) appoint (and terminate), compensate, and oversee the work of the independent accountants, including the audit plan, scope and procedures; (2) pre-approve, in accordance with its pre-approval policies, all audit services and permissible non-audit services provided by the independent accountants to the Company; (3) confirm and assure the independence of the independent accountants by reviewing and discussing the formal written statement and other periodic written reports received from the independent accountants regarding their objectivity and independence, including statements concerning other relationships and services that may affect their independence; (4) set clear hiring policies for employees and former employees of the independent accountants; (5) consider and review with the independent accountants, the Company’s internal audit department, and management, the adequacy and effectiveness of the Company’s internal controls, including processes for identifying significant risks or exposures (as further discussed in “—Risk Management” below), and elicit recommendations for the improvement of such internal control procedures where desirable; (6) review with the independent accountants and management (i) the Company’s financial reporting (including financial statements and related footnotes), (ii) any significant changes required in the independent accountants’ audit plan, (iii) any material difficulties or disputes with management encountered during the course of the audit, (iv) other matters related to the conduct of the audit, (v) any material written communications provided by the independent accountants to management, and (vi) any legal and regulatory matters that may have a material impact on the financial statements; (7) review the appointment, replacement, reassignment or dismissal of management of the Company’s internal audit function; (8) review and approve all related party transactions; (9) establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding these issues; (10) report committee actions to the Board with such recommendations as the committee may deem appropriate; (11) prepare the audit committee report required to be filed with the SEC; (12) review and reassess the adequacy of the Audit Committee’s Charter annually and submit recommended amendments to the Board for approval; (13) investigate any matter brought to its attention within the scope of the Audit Committee’s duties, with the power to retain and determine the appropriate compensation for independent legal, accounting, financial and other advisors as the committee may deem necessary or appropriate to carry out its duties, at the expense of the Company; and (14) enforce the Company’s Code of Conduct and Ethics. The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended.

The Board of Directors has determined that each member of the Audit Committee is independent, under the independence standards discussed above, and that each member meets the additional standards of independence applicable under the Sarbanes-Oxley Act of 2002 and related rules of the SEC and the listing standards of the NASDAQ Marketplace Rules. In addition, the Board of Directors has determined that each of the current directors serving on the Audit Committee, Joel S. Lawson III, Edward N. Antoian, and Scott A. Belair, qualifies as an “audit committee financial expert” in accordance with the definition of “audit committee financial expert” set forth in Item 407(d)(5)(ii) of Regulation S-K, as adopted by the SEC.

Compensation Committee

The Compensation Committee operates under a written charter that has been approved by the Board of Directors. The charter is reviewed annually by the Compensation Committee with any recommended changes approved by the Board of Directors. The Compensation Committee is responsible for overseeing our compensation strategy and for the oversight and administration of our compensation programs including our stock incentive plans. The Compensation Committee reviews and approves performance targets, eligibility, participation and award levels for incentive compensation plans; approves and reports to the Board on the administration of compensation plans and the compensation of executives at specified salary levels; formulates, evaluates and approves the compensation of the Chief Executive Officer; selects participants and determines when options and other equity-based awards should be granted, the number of shares to be subject to each option or award, and other terms of the option or award; provided, however, that the Chairman has discretionary authority to grant awards that cover 40,000 or fewer Common Shares under the Company’s 2008 and 2004 Stock Incentive Plans to individuals not subject to Section 16 of the Securities Exchange Act of 1934, as amended. In addition, the Compensation Committee monitors aggregate share usage under our stock incentive plans and potential dilution resulting from the granting of options or awards. It also makes all other determinations involved in the administration of these stock incentive plans. The Board of

Directors has determined that each member of the Compensation Committee is independent under the independence standards currently set forth in the NASDAQ Marketplace Rules. For a discussion of the role of executive officers and compensation consultants in determining executive and director compensation, see “Compensation of Executive Officers—Compensation Discussion and Analysis—Design of Compensation Program” and “—Role of Executive Officers in Establishing Compensation.”

Nominating Committee

The Nominating Committee operates under a written charter that has been approved by the Board of Directors. The Charter is reviewed annually by the Nominating Committee with any recommended changes approved by the Board of Directors. The Nominating Committee, in consultation with our Chairman: (1) recommends to the Board for its selection (i) potential nominees for director to stand for election at the Company’s annual meeting of shareholders, including without limitation, those proposed by shareholders, and (ii) individuals to be considered by the Board of Directors to fill vacancies; (2) establishes criteria for selecting new directors; (3) conducts, or causes to be conducted, background and qualifications checks of new director candidates; and (4) evaluates directors before nomination for re-election. The Board of Directors has determined that each member of the Nominating Committee is independent under the independence standards currently set forth in the NASDAQ Marketplace Rules.

Director Nominations

The Nominating Committee recommends director nominees to the Board of Directors. The Nominating Committee seeks individuals who are qualified to be directors based on the committee’s judgment of the potential candidate’s experience, skills and knowledge of business and management practices. If needed, the Nominating Committee will use a third party search firm to assist in finding director candidates. No third parties were engaged to evaluate or assist in identifying potential director nominees in Fiscal 2014.

The Nominating Committee considers the diversity of directors as part of the overall mix of factors when identifying and evaluating candidates for the Board of Directors. The Company considers diversity broadly to include differences of viewpoint, professional experience, individual characteristics, qualities and skills, resulting in naturally varying perspectives among the directors and individual skills that complement the full Board. Therefore, the Board, as a unit, possesses the appropriate skills and experience to oversee the Company’s business.

As currently constituted, the Board of Directors consists of directors with several different areas of expertise and different perspectives; for example, it includes a director who is a co-founder of the Company with financial advisory expertise, the head of a private investment company, a private investor with a background in international mergers and acquisitions and investment banking, a lawyer specializing in real estate, the president of a brand and the Company’s Chief Creative Officer, and the Company’s current Chairman, Chief Executive Officer and President, who is also a co-founder of the Company with broad experience in the Company’s business segments.

The Nominating Committee will give appropriate consideration to qualified persons recommended by shareholders for nomination as directors and will evaluate such qualified persons in the same manner as other identified candidates, when submitted prior to the shareholder proposal date referred to in the “Proposals for 2015 Annual Meeting” section of this Proxy Statement (the “Proposals Section”), provided such recommendations comply with the advance notice procedures in the Company’s bylaws, which are summarized in the Proposals Section. Shareholders may submit director recommendations in writing to the Nominating Committee, at Urban Outfitters, Inc., 5000 South Broad Street, Building 543, Philadelphia, PA 19112. Such recommendations must also include: (i) sufficient biographical information about the proposed nominee to permit the Nominating Committee to evaluate his or her qualifications and experience, and (ii) the nominee’s consent to being named in the Proxy Statement and to serving as a director if elected.

Risk Management

The Board of Directors is actively involved in the oversight of risks that could affect the Company. This oversight is conducted primarily through the Audit Committee, but the full Board has retained responsibility for general oversight of risks. The Audit Committee, pursuant to its charter, considers and reviews with the Company’s internal audit department, independent registered public accounting firm, and management, the adequacy of the Company’s internal controls, including the processes for identifying significant risks or exposures, and elicits recommendations for the improvements of such procedures where desirable. In addition to the Audit Committee’s role, the full Board of Directors is involved in oversight and administration of risk and risk management practices by overseeing members of senior management in their risk management capacities, regularly reviewing and analyzing the Company’s investment portfolio and accompanying risk levels, and reviewing and analyzing inventory risk each quarter as part of the review of quarterly financial statements. Members of the Company’s senior management have day-to-day responsibility for risk management and establishing risk management practices, and members of management are expected to report matters relating specifically to the Audit Committee directly thereto, and to report all other matters directly to the Board of Directors as a whole. Members of the Company’s senior management have an open line of communication to the Board of Directors and have the discretion to raise issues from time-to-time in any manner they deem appropriate, and management’s reporting on issues relating to risk management typically occurs through direct communication with directors or committee members as matters requiring attention typically arise.

In addition to the Audit Committee, the Compensation Committee considers the risks that may be implicated with executive compensation, as discussed in “Compensation of Executive Officers—Compensation Discussion and Analysis—Determination of Amount of Element; Relation of Elements to Primary Compensation Objectives—Setting Performance Criteria and Targets.”

Communications with Directors

Shareholders may communicate with members of the Company’s Board of Directors by writing, as applicable, to the full Board of Directors, a particular committee or a specific director at Urban Outfitters, Inc., 5000 South Broad Street, Philadelphia, PA 19112. The Company’s telephone number is (215) 454-5500 and its fax number is (215) 454-4660.

Annual Meeting

Pursuant to the Company’s policy, the directors are expected to attend the Company’s annual meetings of shareholders. All of the Company’s current directors attended last year’s annual meeting of shareholders.

Code of Conduct and Ethics

The Company has had a written code of conduct for a number of years. Our Code of Conduct and Ethics (the “Code”) applies to the Company’s directors and employees, including our Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer. The Code includes guidelines relating to compliance with laws, the ethical handling of actual or potential conflicts of interest, the use of corporate opportunities, protection and use of the Company’s confidential information, accepting gifts and business courtesies, compliance with anti-bribery and illegal payment laws, accurate financial reporting, and procedures for promoting compliance with, and reporting violations of, the Code. The Code is available on the Company’s corporate website at www.urbanoutfittersinc.com. The Company intends to post any amendments to the Code and also to disclose any waivers (to the extent applicable to the Company’s Chief Executive Officer, Chief Financial Officer or Principal Accounting Officer) on its website.

PROPOSAL 2.    RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2015

The Audit Committee has appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm to audit the consolidated financial statements of the Company and the effectiveness of internal control over financial reporting for Fiscal 2015, and to perform such other appropriate accounting services as may be approved by the Audit Committee. The Board of Directors proposes and recommends that shareholders ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for Fiscal 2015.

More information concerning the relationship of the Company with its independent registered public accounting firm appears above under the heading “Corporate Governance at Urban Outfitters—Audit Committee” and below under the headings “Relationships with Auditors” and “Audit Committee Report.”

If the shareholders do not ratify the appointment, the Audit Committee will take such vote into account in considering the retention of Deloitte & Touche LLP.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2015.

PROPOSAL 3.    ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Securities Exchange Act of 1934, we are seeking a non-binding advisory vote from our shareholders to approve our named executive officer compensation, as set forth below. At the Company’s 2011 Annual Meeting, our shareholders overwhelmingly approved, with approximately 99% of the votes cast, our named executive officer compensation. The Company welcomes our shareholders’ views on this subject, and our Board of Directors and Compensation Committee will carefully consider the outcome of this vote consistent with the best interests of all shareholders. As an advisory vote, however, the outcome is not binding on the Company, the Board of Directors or the Compensation Committee.

As described in detail under the heading “Compensation of Executive Officers—Compensation Discussion and Analysis,” the Company’s executive compensation program is designed to attract, retain, and motivate executive and key employee talent in support of its short-term and long-term objectives of maximizing shareholder value and building and growing compelling brands. The Company also seeks to reward executives through annual performance-based compensation based on the achievement of specific goals. Please read the “Compensation of Executive Officers—Compensation Discussion and Analysis” for additional details about our executive compensation programs, including information about the Fiscal 2014 compensation of our named executive officers. Specifically, we are seeking a vote on the following resolution:

RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and related narrative discussion.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RESOLUTION ABOVE TO APPROVE EXECUTIVE COMPENSATION.

PROPOSAL 4.    SHAREHOLDER PROPOSAL REGARDING BOARD NOMINEE REQUIREMENTS

The Comptroller of the State of New York, Thomas P. DiNapoli, as the trustee of the New York State Common Retirement Fund and the administrative head of the New York State and Local Retirement System, with the Connecticut Retirement Plans and Trust Funds as co-sponsor, have given notice that they intend to present the proposal set forth below for action at the Annual Meeting. The Company will promptly provide the shareholders’ names, addresses and number of Common Shares held to any shareholder upon receiving an oral or written request. See “Corporate Governance at Urban Outfitters—Communications with Directors” for the Company’s telephone number and address.

Shareholder Proposal and Shareholders’ Supporting Statement

WHEREAS:

Urban Outfitters’ board has no minority directors and only recently added a female director, who is also a company executive.

Credit Suisse Research Institute stated “the Sarbanes-Oxley Act of 2002 and the Higgs Review of Corporate Governance in 2003 called for significant changes to the composition of corporate boards. Both called for greater balance on the board to off-set the relative lack of independent advice and to reduce the homogeneity of the directors”.

We believe that diversity, inclusive of gender and race, is an essential measure of sound governance and a critical attribute to a well-functioning board;

A growing body of academic research shows that there is a significant positive relationship between firm value and the percentage of women and minorities on boards;

Boardrooms need to respond to the strong demographic shifts we are seeing in the United States;

As both employees and consumers, women and minorities increasingly account for a larger portion of profits and revenues for many companies;

Therefore, we believe it is critical for Urban Outfitters to have a board of directors that reflects the diversity that exists within its target markets.

BE IT RESOLVED:

That the Board of Directors consistent with their fiduciary duties:

1.	Take every reasonable step to ensure that a wide range of women and minority candidates are in the pool from which Board nominees are chosen;

2.	Publicly commit itself to a policy of board inclusiveness to ensure that:

•	A wide range of women and minority candidates is routinely sought as part of every Board search the company undertakes;

•

The Board strives to obtain diverse candidates by expanding director searches to include nominees from both corporate positions beyond the executive suite and non-traditional environments, including government, academia, and non-profit organizations; and

•	Board composition is reviewed periodically to ensure that the Board reflects the knowledge, experience, skills, and diversity required for the Board to fulfill its duties.

3.	To report to shareholders, at reasonable expense and omitting proprietary information, its efforts to encourage diversified representation on the Board.

Supporting Statement

We believe that in an increasingly complex global marketplace, the ability to draw on a wide range of viewpoints, backgrounds, skills, and experience is critical to a company’s success. Further, director and nominee diversity helps to ensure that different perspectives are brought to bear on issues, while enhancing the likelihood that proposed solutions will be nuanced and comprehensive.

We believe our company’s current board diversity policies and disclosures limit the company’s definition and understanding of diversity and do not sufficiently address the growing investor demand and interest in this critical corporate governance matter.

In our view, companies combining competitive financial performance with high standards of corporate governance, including board diversity and a high level of board independence, are better positioned to generate long-term value for their shareholders. As such, we urge the Board to broaden its pool of candidates and publicly commit to taking steps to establish an inclusive Board.

Board of Directors’ Response

The Board of Directors urges a vote against this shareholder proposal. The nominees for election to the Board of Directors currently include a female nominee, who has served on the Board of Directors since 2013. Based on that fact and the concerns described below, the Board of Directors believes that this shareholder proposal is both unnecessary and not in the best interest of our Company. Our shareholders have rejected similar proposals every year since 2011.

The Board of Directors acknowledges the benefits of broad diversity throughout the Company, but believes the proposal could impede its ability to select the most suitable and qualified candidates for membership on the Board of Directors and would impose unnecessary administrative burdens and costs. The Board of Directors believes that the Company’s existing nominating process considers the needs of the Company in light of the current mix of director skills and attributes, and is designed to identify the best possible nominees for director based on merit, without reference to gender, racial background, religion or ethnicity. When assessing individual nominees, the Board of Directors considers a variety of issues and factors, including career achievements, breadth of experience, soundness of judgment, ability to make independent analytical inquiries, and ability to represent the total corporate interests of the Company and its shareholders.

The Company’s employment policies and practices, including recruitment, promotion and compensation, are guided by the fundamental principle that decisions are made on the basis of whether the individual’s capabilities and qualifications fit the Company’s needs and meet the requirements of the position, without regard to gender, race, religion, ethnicity or other classification. The Company also applies these policies and practices to its selection of directors.

When identifying and evaluating candidates for director, diversity is a part of the overall mix of factors that the Board of Directors and the Nominating Committee have historically considered, and continue to consider. The Board of Directors and the Nominating Committee consider diversity broadly to include viewpoint, professional experience, individual characteristics, qualities and skills resulting in the inclusion of naturally varying perspectives among the directors. The Board of Directors and the Nominating Committee also consider whether these capabilities and characteristics will enhance and complement the full Board of Directors so that, as a unit, the Board of Directors possesses the appropriate skills and experience to oversee the Company’s business and serve the long-term interests of our shareholders.

The Board of Directors and the Nominating Committee seek qualified candidates for director, and consider diversity as a factor, but believe that Proposal 4 is unnecessarily restrictive and would not maintain the necessary flexibility in the nominating process to ensure that the most qualified candidates are selected as directors in light of the Company’s evolving needs and circumstances. In addition, the reporting obligations contemplated by Proposal 4 would be expensive and time consuming, without any corresponding benefit to our shareholders.

For the foregoing reasons, the Board of Directors unanimously believes that this proposal is not in the best interests of the Company or our shareholders, and recommends that you vote “AGAINST” Proposal 4. Proxies solicited by the Board of Directors will be voted “AGAINST” this proposal unless a shareholder has otherwise indicated in voting the proxy.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” PROPOSAL 4.

PROPOSAL 5.     SHAREHOLDER PROPOSAL REGARDING HUMAN RIGHTS REPORT

Calvert Investment Management, Inc. (“Calvert”), with F&C Investments as co-sponsor, have given notice that they intend to present the proposal set forth below for action at the Annual Meeting. The Company will promptly provide the shareholders’ names, addresses and number of Common Shares held to any shareholder upon receiving an oral or written request. See “Corporate Governance at Urban Outfitters—Communications with Directors” for the Company’s telephone number and address.

Shareholder Proposal and Shareholders’ Supporting Statement

RESOLVED, that shareholders of Urban Outfitters urge the Board of Directors to report to shareholders, at reasonable cost and omitting proprietary information, on the company’s process for identifying and analyzing potential and actual human rights risks of Urban Outfitters’ operations and supply chain (referred to herein as a “human rights risk assessment”) addressing the following:

•	Human rights principles used to frame the assessment

•	Frequency of assessment

•	Methodology used to track and measure performance

•	Nature and extent of consultation with relevant stakeholders in connection with the assessment

•	How the results of the assessment are incorporated into company policies and decision making

•	List of countries where the company sources a minimum of 5% of its total global volume order

The report should be made available to shareholders on Urban Outfitters’ website no later than October 31, 2014.

Supporting Statement

As long-term shareholders, we favor policies and practices that protect and enhance the value of our investments. There is increasing recognition that company risks related to human rights violations, such as litigation, reputational damage, and project delays and disruptions, can adversely affect shareholder value.

Urban Outfitters, like most companies in the apparel industry, has adopted a human rights code that applies to its suppliers and conducts compliance audits. However, adoption of a supplier code of conduct and basic audits is only the first step in effectively managing human rights risks. Companies must assess risks to shareholder value of human rights practices in their operations and supply chains to translate principles into protective practices.

The importance of human rights risk assessment is reflected in the United Nations Guiding Principles on Business and Human Rights (the “Ruggie Principles”) approved by the UN Human Rights Council in 2011. The Ruggie Principles urge that “business enterprises should carry out human rights due diligence... assessing actual and potential human rights impacts, integrating and acting upon the findings, tracking responses, and communicating how impacts are addressed.”
(http://www.business-humanrights.org/media/documents/ruggie/ruggie-guiding-principles-21-mar-2011.pdf)

Urban Outfitters business exposes it to significant human rights risks. For example, the company acknowledges that “conflict minerals are commonly used in many products, and may be used in some of the products we offer.” While the company indicates that it sources “numerous foreign and domestic vendors,” it fails to provide investors with sufficient country-level supply chain information to accurately assess sourcing risks. (Form 10K for year ended December 31, 2012)

We urge shareholders to vote for this proposal.

Board of Directors’ Response

The Board of Directors has carefully considered the shareholder proposal and, for the reasons described below, believes that this type of report would impose an unnecessary burden and expense on the Company without benefit to its shareholders.

The Company supports fundamental human rights for all people and actively endeavors to foster a culture of ethical behavior and integrity, free of coercion and intimidation. This commitment to corporate social responsibility is outlined in the Company’s Code of Conduct and Ethics (the “Code”), which is available on the Company’s investor relations page at www.urbanoutfittersinc.com. The Code establishes policies and practices that address a wide range of human rights and workplace issues, many of which are consistent with the human rights standards and declarations referenced in the shareholder proposal. The Code addresses many areas of corporate social responsibility, including the health, wellness and safety of the Company’s employees, unacceptable workplace conduct and harassment, business ethics, and compliance with U.S. and international anti-bribery laws.

In addition to the policies in the Code, the Company has a Statement of Corporate Policy and Code of Conduct (the “Vendor and Supplier Code”), that sets forth similar standards for the Company’s vendors and suppliers and is available on the Company’s vendor website. The Vendor and Supplier Code addresses, among other things, employment practices, anti-discrimination and fair treatment, underage labor, wages and benefits and the work-place environment. The Vendor and Supplier Code does more than simply report on human rights risks in the Company’s supply chain. It prohibits those that do business with the Company from engaging in the type of conduct of concern to the proponents. Those that violate the Vendor and Supplier Code will not be permitted to do business with the Company to the extent they are not compliant.

Furthermore, the Code provides a variety of resources to enable employees to report concerns or suspected violations. The Company has also implemented a compliance program in connection with the Vendor and Supplier Code that is regularly monitored to ensure that vendors and suppliers are meeting important human rights standards and conditions of employment. In light of the Company’s commitment to human rights and ongoing reporting in this regard, the Company believes the additional reporting requested by the proposal is unnecessary. Furthermore, the Company believes that the proposal represents the potential for a diversion of resources with no corresponding benefit to the Company, its customers or its shareholders.

For the foregoing reasons, the Board of Directors unanimously believes that this proposal is not in the best interests of the Company or our shareholders, and recommends that you vote “AGAINST” Proposal 5. Proxies solicited by the Board of Directors will be voted “AGAINST” this proposal unless a shareholder has otherwise indicated in voting the proxy.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” PROPOSAL 5.

PROPOSAL 6.    SHAREHOLDER PROPOSAL REGARDING INDEPENDENT BOARD CHAIR

The Comptroller of the City of New York, John C. Liu, as the custodian and a trustee of the New York City Employees’ Retirement System, the New York City Fire Department Pension Fund, the New York City Teachers’ Retirement System, and the New York City Police Pension Fund, and as custodian of the New York City Board of Education Retirement System (collectively, the “Systems”) has given notice that the Systems intend to present the proposal set forth below for action at the Annual Meeting. The Company will promptly provide the shareholders’ names, addresses and number of Common Shares held to any shareholder upon receiving an oral or written request. See “Corporate Governance at Urban Outfitters—Communications with Directors” for the Company’s telephone number and address.

Shareholder Proposal and Shareholders’ Supporting Statement

RESOLVED: Shareholders of Urban Outfitters, Inc. request that the Board of Directors adopt a policy that the Chair of the Board of Directors shall be an independent director who is not a current or former employee of the company, and whose only nontrivial professional, familial or financial connection to the corporation or its CEO is the directorship. The policy should be implemented so as not to violate existing agreements and should allow for departure under extraordinary circumstances such as the unexpected resignation of the chair.

Supporting Statement

The role of the CEO is to run the company. The role of the board of directors is to provide independent oversight of management and the CEO.

At present, the Company’s CEO also serves as chairman of the board, a conflict of interest that we believe can result in excessive management influence on the board and weaken the board’s independent oversight of management. The consequences can include higher executive compensation, lower shareholder returns, more aggressive risk-taking, and ultimately less sustainable companies for the long-term.

According to a June 2012 study of 180 North American companies with market capitalization over $20 billion (“The Costs of a Combined Chair/CEO,” GMI Ratings), shareholders pay out more when there is a non-independent chair at the helm. The median total compensation paid to a combined chair/CEO was $16.1 million, 73% more than the $9.3 million paid in total to the positions of CEO and an independent chair.

Companies with a separate chair (independent or non-independent) and CEO also appear to perform better and to be more sustainable over the longer term, according to the GMI study. The 5-year total shareholder return was found to be 28% higher, and the GMI risk ratings lower, at these companies.

Board leadership structure in the U.S. is trending towards an independent chair. Twenty-one percent of S&P 500 companies now have an independent chair compared to 9% in 2003 (Spencer Stuart Board Index). Approximately 73% of directors on boards with an independent chair believe that their companies benefited from the split (Survey, 2008 Public US National Association of Corporate Directors) and more than 88% of senior financial executives believe the positions should be separated (Grant Thornton, 2009 Survey).

Despite these strides, the U.S. lags the rest of the world in adopting this best practice. Companies with independent board chairs comprise 76% of FTSE 100 index in the United Kingdom, 55% of the Toronto Stock Exchange 60, and 50% for German DAX 30 index, according to findings by Deloitte (Board Leadership: A Global Perspective, 2011).

We urge shareholders to support this proposal for an independent board chairman.

Board of Directors’ Response

The Board of Directors has carefully considered the shareholder proposal and, for the reasons described below, believes that the proposal to adopt a policy that the Chairman of the Board of Directors be an independent member is not in the best interests of the Company or its shareholders. Our shareholders rejected a similar proposal in 2013. We do not believe that the “one size fits all companies” approach would be beneficial to providing strong leadership for our Company.

The Board of Directors is very pleased that Mr. Hayne agreed to assume the additional role of Chief Executive Officer in January 2012 upon the unexpected resignation of his predecessor. Mr. Hayne has been instrumental in the Company’s historical success, and is in large part responsible for the Company’s substantial growth since its inception and subsequent to re-assuming the role of Chief Executive Officer. Mr. Hayne has served as Chairman of the Board of Directors and President since the Company’s incorporation in 1976, as well as Chief Executive Officer until 2007, and again, beginning in January 2012. The Board of Directors believes that the Company’s shareholders have been well served by having Mr. Hayne act as both Chairman and Chief Executive Officer.

It is instructive that the majority of U.S. companies have not implemented the structure recommended by the proposal. According to the Spencer Stuart U.S. Board Index 2013, 55% of S&P 500 companies have a leadership structure combining the positions of Chairman and Chief Executive Officer (the index is available at http://www.spencerstuart.com).

The proposal as presented would restrict the Board of Directors’ discretion in selecting the Chairman, as well as its ability to combine the positions of Chairman and Chief Executive. Adopting this policy would deprive the Board of Directors of the ability to select the most qualified and suitable individual to lead the Board of Directors as Chairman. The Board of Directors has given careful consideration to separating the roles of Chairman and Chief Executive Officer and has determined that the Company and its shareholders are best served by having Richard A. Hayne serve as both Chairman of the Board of Directors and Chief Executive Officer. The Board of Directors believes that this leadership structure is appropriate given Mr. Hayne’s role in co-founding the Company and his significant ownership stake. Mr. Hayne’s combined role as Chairman and Chief Executive Officer promotes unified leadership and direction for the Board of Directors and executive management, allows for a single, clear focus for the chain of command to execute the Company’s strategic initiatives and business plans, and promotes a cohesive, strong and consistent vision and strategy for the Company.

The Board of Directors is composed of independent, active and effective directors. Five of the Company’s directors meet the independence requirements of the NASDAQ Marketplace and the Securities and Exchange Commission, as well as the Board of Directors’ standards for determining director independence. Each of the Board’s Audit, Compensation, and Nominating Committees is composed entirely of independent directors. Consequently, independent directors directly oversee such critical matters as the integrity of the Company’s financial statements, the compensation of executive management, including Mr. Hayne’s compensation, and the selection and evaluation of directors. Following Board of Directors meetings, the independent directors generally meet in executive session without the Chairman present to review, among other things, Mr. Hayne’s performance as Chief Executive Officer and President. In addition, for Fiscal 2014 Mr. Hayne, in his role as Chairman, Chief Executive Officer and President, received compensation at a lower level than his predecessor, who served only as Chief Executive Officer.

The authors of a 2004 Wharton School of Business article entitled Splitting Up the Roles of CEO and Chairman: Reform or Red Herring and of a 2012 Wharton School of Business article entitled Re-Examining the Role of Chairman of the Board observed that research has shown that the performance of U.S. companies in which the Chairman and Chief Executive Officer positions are held by different individuals is no better than that of firms in which those positions are held by the same individual (both articles are available at http://knowledge.wharton.upenn.edu).

The Board of Directors believes that the decision of whether the roles of Chairman and Chief Executive should be combined is an ongoing responsibility of the Board of Directors, and it should retain the flexibility to regularly re-evaluate the most appropriate structure. Adopting a preemptive policy which prescribes a particular leadership structure deprives future boards of the ability to exercise their fiduciary duty to determine their appropriate leadership structure based upon prevailing circumstances.

For the foregoing reasons, the Board of Directors unanimously believes that this proposal is not in the best interests of the Company or our shareholders, and recommends that you vote “AGAINST” Proposal 6. Proxies solicited by the Board of Directors will be voted “AGAINST” this proposal unless a shareholder has otherwise indicated in voting the proxy.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” PROPOSAL 6.

OTHER MATTERS

The Board of Directors knows of no matters to be presented for action at the Annual Meeting, other than those set forth in the attached Notice and customary procedural matters. If any other matters should properly come before the Annual Meeting or any adjournments or postponements thereof, the proxies solicited hereby will be voted on such matters, to the extent permitted by the rules and regulations of the SEC, in accordance with the judgment of the persons voting such proxies.

COMPENSATION OF DIRECTORS

FISCAL 2014

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)		Option Awards ($)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)		Total ($)
Edward N. Antoian	100,000	—		193,400	†*	—	—	—		293,400
Scott A. Belair	100,000	—		193,400	†*	—	—	—		293,400
Harry S. Cherken, Jr.	100,000	—		193,400	†*	—	—	—		293,400
Joel S. Lawson III	100,000	—		193,400	†*	—	—	—		293,400
Robert H. Strouse	100,000	—		193,400	†*	—	—	—		293,400
Margaret A. Hayne**	443,712	1,481,400	(1)	—		—	—	5,814	(2)	1,930,926

†	The aggregate grant date fair value (the “Aggregate Fair Value”) of the options granted on May 28, 2013 was $9.67 per share and was calculated using a Lattice Binomial Model. The May 28, 2013 Aggregate Fair Value was $193,400 (20,000 shares x $9.67 per share) for each optionee. Fiscal 2014 option expense was $124,836 relating to the May 28, 2013 grant and $52,259 relating to a grant made on May 22, 2012. The options granted on May 22, 2012 had an Aggregate Fair Value of $7.71 per share, which was also calculated using a Lattice Binomial Model during Fiscal 2013. For a discussion of the assumptions utilized in the Lattice Binomial Model in Fiscal 2014 and Fiscal 2013, please see note 9 to the Company’s consolidated financial statements for the fiscal year ended January 31, 2014, which is included in the Company’s Annual Report on Form 10-K, as filed with the SEC on April 1, 2014.
*	As of January 31, 2014, the total number of outstanding stock options held by our non-management directors, including for each director the 20,000 unvested options granted on May 28, 2013, was as follows: Mr. Antoian, 60,000; Mr. Belair, 290,000; Mr. Cherken, 230,000; Mr. Lawson, 210,000; and Mr. Strouse, 210,000.
**	Compensation earned as Chief Creative Officer and President, Free People.
(1)	Stock award represents 60,000 performance-based restricted stock units granted pursuant to an award made on August 27, 2013 and subject to a performance period ending on January 31, 2018. The Aggregate Fair Value for the award was $1,481,400. For a discussion of the assumptions and accounting for performance-based restricted stock units, please see note 9 to the Company’s consolidated financial statements for the fiscal year ended January 31, 2014, which are included in the Company’s Annual Report on Form 10-K, as filed with the SEC on April 1, 2014. For a description of the conditions of these awards, see “Compensation of Executive Officers—Compensation Discussion and Analysis—Equity-Based Incentives—Performance Stock Units and Restricted Stock Units.”

(2)	Includes matching cash contributions in Fiscal 2014 by the Company under the Urban Outfitters 401(k) Savings Plan of $3,779 for Ms. Hayne and life insurance premiums in the amount of $258.

Each director who is not also an employee of the Company (“Outside Directors”) is paid two cash installments consisting of (i) a $50,000 payment following the Company’s annual meeting of shareholders, and (ii) a $50,000 payment in February following completion of the fiscal year.

During Fiscal 2014, the Company granted, on a discretionary basis, each Outside Director the option to purchase 20,000 Common Shares under the Company’s 2004 Stock Option Plan. The exercise price of the non-qualified stock options granted under the Plan was $46.02.

All directors and their immediate families are eligible to receive discounts on our merchandise through use of discount cards issued to them and in accordance with our employee merchandise discount policy.

The Board of Directors believes it is good corporate practice to periodically review and re-evaluate the total compensation paid to the Company’s Outside Directors for their service on the Board of Directors, including the cash and equity components of that compensation. The Board of Directors intends to review the compensation paid to the Outside Directors following the Annual Meeting and will make any adjustments it deems appropriate.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Company Objectives

The Company’s compensation program is designed to attract, retain, and motivate executive and key employee talent in support of its primary objective of building compelling brands that connect with the customer on an emotional level. The Company believes that delivering value to the customer by excelling at ‘experiential retailing’ is the foundation for the long-term maximization of shareholder value.

Design of Compensation Program

General

In furtherance of our primary objective, our compensation program is designed to motivate executives to maximize shareholder value and grow our brands, both in the short-term and the long-term, by rewarding executives for doing so. Our compensation program seeks to establish balanced performance metrics that promote disciplined progress towards longer-term goals and that correlate to the revenue and profit objectives of, and appropriate risk to, the Company. The combination of performance-based compensation and equity-based awards, which derive their benefit from increases in shareholder value, provides the majority of our executive officers’ total compensation and furthers our core compensation principle of providing pay for both individual and Company-wide performance. These long standing compensation policies were designed and approved by management, the Compensation Committee or the Board of Directors, as appropriate. In addition, at the 2011 annual meeting of shareholders, our shareholders overwhelmingly approved our executive compensation program. We have identified the first step in attaining these objectives as having superior executives in place, and as such, our compensation program’s initial purpose is to attract and retain exceptional executive leadership. This requires our compensation to be competitive in the marketplace. The other step in attaining our objectives is to reward these executives through annual performance-based compensation based on the achievement of specific operating goals that have been determined by the Compensation Committee based on recommendations by our Chairman, Chief Executive Officer and President. Moreover, through equity-based compensation, we attempt to align the compensation of our executives with the interests of the shareholders and motivate our executives to achieve the Company’s longer-term goals.

Long-Term versus Currently Paid Out Compensation

Current compensation paid to executive officers includes base salaries, which are paid periodically throughout the fiscal year, and performance bonuses, which are awarded at the end of the fiscal year. The Company’s long-term compensation has been comprised of stock options, stock appreciation rights, performance stock units and restricted stock units. The Company has long believed that the characteristics of equity-based compensation, particularly the extended vesting periods, leverage and the deferral of taxation until exercise or vesting, are closely aligned with maximizing shareholder value, supporting its long-term growth strategies, and aligning compensation with risk outcomes. The Company believes that equity-based compensation awards made in Fiscal 2012, Fiscal 2013 and Fiscal 2014 share these characteristics and offer the potential for meaningful compensation for superior performance measured over an extended period of time.

Beginning February 1, 2013, the Company allowed certain employees, including the Company’s named executive officers, an opportunity to participate in the Urban Outfitters Nonqualified Deferred Compensation Plan (the “Deferred Compensation Plan”). The Deferred Compensation Plan is discussed more fully below in “—Nonqualified Deferred Compensation.” As a matter of practice and philosophy, the Company has significantly limited the scope and value of perquisites provided to executive officers.

The Company’s compensation structure attempts to balance the ongoing cash requirements of the named executive officers for current income with the Company’s desire to create long-term incentives that are directly tied to growth in shareholder value. There is no pre-determined allocation between current and long-term compensation; the Compensation Committee maintains flexibility in this regard. Historically, however, equity compensation has provided the majority of income that named executives have derived from their employment with the Company. In recognition of this, the Compensation Committee takes the performance of the Common Shares (and therefore the perceived value of them to the executive) into consideration when making compensation decisions for each executive. Different positions may yield a different balance between cash and equity compensation in light of what the Compensation Committee decides will best further the Company’s objectives. For example, in Fiscal 2014 each brand leader had maximum bonus potential that exceeds base salary. This reflects the Company’s emphasis on the specific brand-related performance goals tied to the bonus for these particular executives. The Chief Financial Officer’s maximum bonus potential in Fiscal 2014 was 97.5%, a lower overall potential than brand leaders. The Chief Financial Officer’s bonus plan consists of financial metrics for overall Company revenue and profitability metrics, representing 60.0% of his maximum potential bonus. Overall Company metrics are used for the Chief Financial Officer rather than those of specific brands because his responsibilities are generally more company-wide than brand-based. The different elements of compensation are discussed more fully below in “Determination of Amount of Element—Relation of Elements to Primary Compensation Objectives.”

In the beginning of Fiscal 2009, citing his ownership of a substantial number of Common Shares and his confidence in the Company’s future performance, the Chairman, Richard A. Hayne, requested that his base salary be set at $1.00 per year, and the Compensation Committee continues to honor his request. Mr. Hayne remained eligible to receive a performance bonus in Fiscal 2014, which was tied to revenue and profitability metrics. The performance criteria were based on three incremental levels (i.e. “Plan” level, “Goal” level, and “Stretch” level). Although revenue did not meet required levels, profitability met the “Plan” level, and Mr. Hayne received a bonus of $35,000 (against a maximum potential of $500,000).

Operation and Process

Compensation Committee

The Company’s Compensation Committee, acting pursuant to its charter, sets the amount of each element of compensation for each named executive officer, as described herein and under “Corporate Governance at Urban Outfitters—Compensation Committee.” The Compensation Committee generally holds meetings at least four times a year, and compensation amounts for executive officers for the new fiscal year are generally set in the Company’s first fiscal quarter. In Fiscal 2014, there were four meetings of the Compensation Committee.

The Compensation Committee is comprised of three members, Scott A. Belair (who is the committee’s chairman), Joel S. Lawson III, and Robert H. Strouse. All members are “independent” directors, as defined by the NASDAQ Marketplace Rules. The Compensation Committee Charter is available on the Company’s website at www.urbanoutfittersinc.com, under “Corporate Governance at Urban Outfitters—Committees of the Board of Directors.” The charter is reviewed by the Compensation Committee on an annual basis and revised as warranted.

Compensation Committee Consultant

The Compensation Committee directly engages PwC LLP as a compensation consultant to provide advice on executive compensation matters, and it performed such duties in Fiscal 2014. The committee and the Board of Directors have discretion to hire and fire the consultant, as described in the Compensation Committee’s Charter. The committee determines the scope of the consultant’s review. In Fiscal 2014, the committee asked the consultant to provide analysis of chief executive officer, chief operating officer, chief financial officer and division president compensation by providing supporting data, modeling, and related advice, and to provide analysis of market incentive design practices and equity usage, and related advice. In Fiscal 2014, the compensation consultant did not make specific recommendations on the amount or form of compensation for any individual executive; however, the guidance and recommendations of the consultant regarding compensation generally have continued to inform the Compensation Committee’s decisions regarding overall compensation structures. PwC LLP sends its invoices for the compensation consultant’s services directly to the Compensation Committee, which reviews the invoices and then forwards them to the Company for payment.

The compensation consultant billed the Company $84,139 for services rendered in Fiscal 2014. During Fiscal 2014, the Company also retained PwC LLP to provide services unrelated to executive compensation, including tax-related services. The aggregate fees paid for those other services in Fiscal 2014 were $1,384,445. Management neither recommended nor made the decision to engage the compensation committee consultant; and neither the Compensation Committee nor the Board of Directors specifically approved the other services performed by PwC LLP. The PwC consultant who advises the Compensation Committee does not provide any other services to the Company.

Management has evaluated the independence of PwC LLP and concluded that no conflict of interest exists that would prevent PwC LLP from independently advising the Compensation Committee.

Role of Executive Officers in Establishing Compensation

The Compensation Committee is solely responsible for compensation determinations and compensation policies applicable to executive officers, as well as other matters provided in the Compensation Committee Charter. Neither the Company’s Chief Executive Officer nor any other executive officer makes any such determinations or sets any such policies. The Compensation Committee does consult with the Chief Executive Officer in determining compensation levels for each named executive officer, and the committee takes his assessment of the performance of each of the executive officers into consideration when weighing the factors and setting compensation. The Chief Executive Officer, General Counsel, Chief Administrative Officer, Chief Financial Officer and Chief Talent Officer, may attend portions of certain meetings of the Compensation Committee as needed.

Neither the Chief Executive Officer nor any other officer has the authority to call Compensation Committee meetings or set meeting agendas themselves nor do they meet with the compensation consultant on an individual basis without the consent of the Compensation Committee or its chairman.

The Chief Executive Officer has the primary role in making recommendations to the Compensation Committee regarding the assessment and design of programs, plans and awards. He is assisted by the Chief Administrative Officer, Chief Talent Officer, General Counsel, and Chief Financial Officer, who provide him with information and input on these items.

Elements of Compensation

The Company’s compensation program is comprised of three main elements: (1) base salary, (2) performance bonus and (3) equity-based incentives, including stock appreciation rights, performance stock units, restricted stock units and stock options.

The Board of Directors has evaluated the Company’s overall compensation policies and practices for its employees to determine whether such policies and practices create incentives that can affect the Company’s risk and management of that risk, and has further assessed whether any risks arising from these policies and practices are reasonably likely to have a material adverse effect on the Company. In connection with the evaluation, the Board of Directors considered, among other factors, the distribution of risk among the Company’s brands and segments, the overall mixture of compensation elements used to incentivize employees, and the Company’s use of balanced performance metrics that promote disciplined progress towards longer-term goals. Based on its evaluation, the Board of Directors has concluded that the risks arising from the Company’s policies and practices are not reasonably likely to have a material adverse effect on the Company.

Selection of Elements

The Compensation Committee has chosen to utilize base salary, performance bonus and equity-based incentives because it believes such a compensation package, taken as a whole, is both competitive in the marketplace and reflects directly on the Company’s primary objective of maximizing shareholder value and growing its brands. The rationale for the selection of each particular element is discussed in detail below.

Determination of Amount of Element; Relation of Elements to Primary Compensation Objectives

The Compensation Committee reviews the amounts payable to each executive under each individual element of compensation, as well as the aggregate amount of compensation to such executive, in making compensation decisions.

Base Salaries

Base salary is determined by position, experience and competitive market factors for comparable talent. Inasmuch as the main objective of the compensation plan is maximizing shareholder value, the Company generally seeks to set base salaries at or near prevailing market rates for comparable levels of responsibility in specialty retail so as to reduce the levels of committed compensation expense on the Company’s financial statements as well as the cash cost to the Company. The Company believes that it needs to offer competitive base salaries in order to retain and attract superior personnel, which is a key step in achieving its primary objectives.

Performance Bonuses

The Company’s executive officers are eligible to receive cash incentive bonuses based on the achievement of specific performance targets established in advance under the incentive plan. In determining performance objectives, the Compensation Committee sets forth specific targets that are consistent with its primary objectives. We believe that this plan presents the executive with clear objectives that, if achieved, will maximize shareholder value and further the growth of our brands, while providing commensurate rewards to the executive.

Eligibility

The Compensation Committee determines executive officer eligibility for performance bonuses during the Company’s first fiscal quarter based on the Company’s financial budgets and operating plans and the roles that the executives have in achieving those objectives.

Setting Performance Criteria and Targets

The Compensation Committee sets the performance criteria for each participant during the Company’s first fiscal quarter. The criteria may be based on the performance of the participant, a division, the Company as a whole or a subsidiary of the Company, at the committee’s discretion. Performance criteria may include, depending on the particular participant: sales, profit, return on sales, net operating profit after taxes, investment turnover, customer service indices, funds from operations, income from operations, return on assets, return on net assets, asset turnover, return on equity, return on capital, market price appreciation of shares, economic value added, total shareholder return, net income, pre-tax income, earnings per share, operating profit margin, net income margin, sales margin, cash flow, market share, inventory turnover, sales growth, net revenue growth, capacity utilization, new stores opened, customer penetration, increase in customer base, net income growth, expense control and hiring of personnel. The Compensation Committee determines performance criteria that are appropriate for each participant. The Compensation Committee may also take into account the opinion of the named executive officer as to which criteria he or she feels is the best indicator of his or her performance. After a reasonable evaluation, the Compensation Committee concluded that while the criteria or targets for Fiscal 2014 reward prudent risk-taking in support of the Company’s objectives, they do not encourage or promote inappropriate risk-taking by the participants.

Each year, the Compensation Committee determines specific performance criteria for executive officers in light of the Company’s growth strategy, major initiatives and current and projected operations and objectives. Any of the above criteria may be used for the Chief Executive Officer, brand executives or other executive officers. Typically the primary criteria for the performance bonus plans for executives with merchant responsibilities, such as the Chief Executive Officer of Urban Outfitters Group, would be revenue and operating profits for both the Company and for their specific Brand, or any other criteria determined by the committee. For executive officers who do not have merchant responsibilities, such as the Chief Financial Officer, the criteria generally include overall Company revenue and operating profits goals and may include specific targets related to their functional areas or other goals determined by the committee.

Each performance criterion is then assigned a performance target. For example, for a criterion of “number of new stores opened,” the target would be the Company’s goal for a specified number of stores opened, consistent with the operating budget and with the brand growth strategies. For a criterion of “revenue” and “operating profit,” the performance target for Fiscal 2014 was based on the Company’s achieving or exceeding three levels of revenue and operating profit, defined as “Plan,” “Goal,” and “Stretch” for the fiscal year. The thresholds for the functional area objectives take into consideration the operating budget and its goal of leveraging selling, general and administrative expenses as top line revenue grows, and those for functional area performance ratings are driven by the brand executives’ or the Chief Executive Officer’s assessments of the functional areas.

Finally, the Compensation Committee establishes a schedule or matrix for each participant showing the maximum performance bonus (expressed as a percentage of base salary) payable for the achievement of the specified performance target. The specific amounts for each performance target are determined by assessing the profit contribution attained by meeting various targets, and measuring the compensation outcomes achieved by meeting those targets, while taking into account total compensation from base salary, bonus and equity compensation. The performance targets and the percentage of performance bonus subject to each performance objective for the Company’s named executive officers in Fiscal 2014 are described below in “—Measuring Achievement: Payment of Bonuses.”

The Compensation Committee is currently in the process of determining performance targets and awards for Fiscal 2015 for the Company’s executive officers.

The Compensation Committee takes historical revenue and operating profit performance and the current business environment into account in the development of the performance targets upon which performance bonuses are based.

Role of Executive Officers in Determining Performance Factors

With respect to the performance bonus factors of all named executive officers, the Chief Executive Officer, the Chief Administrative Officer and the Chief Talent Officer make recommendations to the Compensation Committee, which it considers when setting the performance bonus plans.

Measuring Achievement: Payment of Bonuses

At the end of the fiscal year, the Compensation Committee determines the extent of achievement of the pre-established performance targets for each criterion. The level of achievement attained is applied to the schedule to determine the individual’s adjusted performance bonus percentage, which is then multiplied by the individual’s award. The Compensation Committee has the discretion to award that amount or adjust the award payable if it believes such action would be in the best interest of the Company. With respect to “covered employees” as defined under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Covered Employees”), however, such adjustments may only be made to lower the compensation that would otherwise be receivable. Except for our Chief Financial Officer, all of our named executive officers during Fiscal 2014 were Covered Employees.

Set forth in the table below are the performance targets and the percentage of performance bonus subject to each performance objective for the Chairman, Chief Executive Officer and President, the Chief Financial Officer, the Chief Executive Officer, Anthropologie Group, the Chief Administrative Officer and the Chief Executive Officer, Urban Outfitters Group.

For Fiscal 2014, either a portion or all of each executive officer’s bonus (including those for named executive officers) was tied to three incremental levels of Company-wide revenue and operating profit measures: “Plan,” “Goal,” and “Stretch” levels. The Company did not meet its “Plan” for revenue of approximately $3.19 billion but achieved its “Plan” for operating profit of $426.5 million, did not meet its “Goal” for revenue of approximately $3.22 billion and operating profit of $437.2 million, or its “Stretch” for revenue of approximately $3.27 billion and operating profit of $447.9 million, because actual Company-wide revenue was approximately

$3.09 billion and operating profit was approximately $426.8 million. As a result, bonuses tied to Company-wide revenue were not paid and bonuses tied to Company-wide operating profit were paid.

For Fiscal 2014, brand executive officers, such as Tedford G. Marlow, Chief Executive Officer, Urban Outfitters Group, and David W. McCreight, Chief Executive Officer, Anthropologie Group, had additional performance criteria based upon three incremental levels of brand revenue and operating profit measures, as well as individual initiatives.

The Urban Outfitters Brand did not meet its “Plan” for revenue of approximately $1.49 billion and operating profit of $206.5 million, its “Goal” for revenue of approximately $1.50 billion and operating profit of $211.6 million, or its “Stretch” for revenue of approximately $1.52 billion and operating profit of $216.8 million, because the actual Urban Outfitters Brand revenue was approximately $1.37 billion and operating profit was approximately $143.6 million. As a result, bonuses tied to the Urban Outfitters Brand performance criteria were not paid.

The Anthropologie Brand did not meet its “Plan” for revenue of approximately $1.27 billion, its “Goal” for revenue of approximately $1.28 billion, or its “Stretch” for revenue of approximately $1.30 billion, but achieved its “Plan” for operating profit of $197.8 million, its “Goal” for operating profit of $202.7 million, and its “Stretch” for operating profit of $207.6 million, because the actual Anthropologie Brand revenue was approximately $1.26 billion and operating profit was approximately $243.3 million. As a result, bonuses tied to the Anthropologie Brand revenue were not paid and bonuses tied to Anthropologie Brand operating profit were paid.

Richard A. Hayne – Chairman, Chief Executive Officer and President

Bonus Criteria(1)	Percent of Total Bonus Potential
Company achieves Revenue “Plan”	20.00%
Company meets or exceeds Revenue “Goal”	20.00%
Company meets or exceeds Revenue “Stretch”	27.00%
Company achieves Operating Profit “Plan”	7.00%
Company meets or exceeds Operating Profit “Goal”	13.00%
Company meets or exceeds Operating Profit “Stretch”	13.00%

100%

(1)	In Fiscal 2014, the Company did not meet Revenue “Plan” but achieved Operating Profit “Plan.”

Francis J. Conforti – Chief Financial Officer

Bonus Criteria(1)	Percent of Total Bonus Potential
Company achieves Revenue “Plan”	10.00%
Company meets or exceeds Revenue “Goal”	15.00%
Company meets or exceeds Revenue “Stretch”	16.00%
Company achieves Operating Profit “Plan”	4.50%
Company meets or exceeds Operating Profit “Goal”	7.00%
Company meets or exceeds Operating Profit “Stretch”	7.50%
Achievement of Individual Initiatives(2)	33.00%
Shared Services Evaluation(3)	7.00%

100%

(1)	In Fiscal 2014, the Company did not meet Revenue “Plan” but achieved Operating Profit “Plan.”
(2)	In Fiscal 2014, seven of eight individual initiatives were achieved, specifically: asset turnover; two expense control indices; two customer service indices; return on capital; and hiring of personnel. One customer service index was not achieved.
(3)	Shared Services Evaluation of customer services by brand executives was achieved.

David W. McCreight – CEO, Anthropologie Group

Bonus Criteria(1)	Percent of Total Bonus Potential
Company achieves Revenue “Plan”	0.75%
Company meets or exceeds Revenue “Goal”	1.00%
Company meets or exceeds Revenue “Stretch”	1.00%
Company achieves Operating Profit “Plan”	0.25%
Company meets or exceeds Operating Profit “Goal”	0.50%
Company meets or exceeds Operating Profit “Stretch”	0.50%
Brand achieves Revenue “Plan”	3.60%
Brand meets or exceeds Revenue “Goal”	4.80%
Brand meets or exceeds Revenue “Stretch”	5.40%
Brand achieves Operating Profit “Plan”	1.80%
Brand meets or exceeds Operating Profit “Goal”	2.40%
Brand meets or exceeds Operating Profit “Stretch”	3.00%
Achievement of Individual Initiatives(2)	75.00%

100%

(1)	In Fiscal 2014, the Company did not meet Revenue “Plan” but achieved Operating Profit “Plan.” Anthropologie Brand did not meet Revenue “Plan” but exceeded Operating Profit “Stretch,” and therefore, “Plan,” “Goal” and “Stretch” levels were all achieved.
(2)	In Fiscal 2014, four of five individual initiatives were achieved, specifically: capacity utilization, customer penetration; asset turnover; and hiring of personnel. New stores opened was not achieved.

Calvin Hollinger – Chief Administrative Officer

Bonus Criteria(1)	Percent of Total Bonus Potential
Company achieves Revenue “Plan”	10.00%
Company meets or exceeds Revenue “Goal”	15.00%
Company meets or exceeds Revenue “Stretch”	16.00%
Company achieves Operating Profit “Plan”	4.50%
Company meets or exceeds Operating Profit “Goal”	7.00%
Company meets or exceeds Operating Profit “Stretch”	7.50%
Achievement of Individual Initiatives(2)	33.00%
Shared Services Evaluation(3)	7.00%

100%

(1)	In Fiscal 2014, the Company did not meet Revenue “Plan” but achieved Operating Profit “Plan.”
(2)	In Fiscal 2014, three of four individual initiatives were achieved, specifically: expense control, return on capital, and hiring of personnel. Economic value added was not achieved.
(3)	Shared Services Evaluation of customer services by brand executives was achieved.

Tedford G. Marlow – CEO, Urban Outfitters Group

Bonus Criteria(1)	Percent of Total Bonus Potential
Company achieves Revenue “Plan”	3.00%
Company meets or exceeds Revenue “Goal”	3.00%
Company meets or exceeds Revenue “Stretch”	4.00%
Company achieves Operating Profit “Plan”	1.00%
Company meets or exceeds Operating Profit “Goal”	2.00%
Company meets or exceeds Operating Profit “Stretch”	2.00%
Brand achieves Revenue “Plan”	12.00%
Brand meets or exceeds Revenue “Goal”	16.00%
Brand meets or exceeds Revenue “Stretch”	18.00%
Brand achieves Operating Profit “Plan”	6.00%
Brand meets or exceeds Operating Profit “Goal”	8.00%
Brand meets or exceeds Operating Profit “Stretch”	10.00%
Achievement of Individual Initiatives(2)	15.00%

100%

(1)	In Fiscal 2014, the Company did not meet Revenue “Plan” but achieved Operating Profit “Plan.” Urban Outfitters Brand did not meet Revenue or Operating Profit “Plan.”
(2)	In Fiscal 2014, three of four individual initiatives were achieved, specifically: increase in customer base; new stores opened; and hiring of personnel. Asset turnover was not achieved.

The Company did not modify any performance targets during Fiscal 2014 to reflect changes in the financial budgets or goals upon which the performance targets and awards were based. If the Company were to change such financial budgets in the future, however, the Compensation Committee would have discretion to adjust bonus awards accordingly where it believes it is warranted in light of the objectives of the compensation program. With respect to Covered Employees, however, such adjustments may only be made to lower the compensation that would otherwise be receivable.

Equity-Based Incentives

The Compensation Committee believes that stock ownership by management and equity-based performance compensation arrangements are useful tools to align the interests of management with those of the Company’s shareholders. Where executives are shareholders themselves, the executives will realize a direct benefit by maximizing shareholder value. In addition, as shareholders, executives will benefit from successful growth of the Company’s brands to the extent that this will increase the value of their shareholdings. Accordingly, the Company’s executives are eligible to receive stock appreciation rights, performance stock units, restricted stock units, restricted stock, and stock options under the Company’s stock incentive plans, which have been approved by the Company’s shareholders. The Company has in place three stock incentive plans, including the 2000 Stock Incentive Plan, the 2004 Stock Incentive Plan and the 2008 Stock Incentive Plan (collectively, the “Plans”), although awards may no longer be made under the 2000 Stock Incentive Plan.

The Compensation Committee determines whether to grant equity awards, the type of award, and the size of the grant to each executive officer based upon its overall assessment. The committee evaluates the executive officer’s performance after taking into consideration prior years’ grants, the organizational impact of the executive officer and the need to respond to competitive conditions in order retain executive officers and attract new candidates.

Stock Appreciation Rights

In Fiscal 2014, the Company did not grant stock appreciation rights to any executive officers because the Compensation Committee chose to utilize other forms of equity awards, such as performance stock units. Nevertheless, the committee believes that including stock appreciation rights in the compensation program serves the Company’s longer-term goals in the same manner as other equity-based compensation. Whereas base salary and performance bonuses compensate for achievement of shorter-term goals, equity awards motivate the executive to focus on the Company’s long-term success because the value of the award generally cannot be realized for an extended period of time. The Compensation Committee believes that stock appreciation rights, which provide value to our executives only if the Company’s share price increases relative to the share price on the date the awards are granted, generally share these beneficial characteristics and fit into the Company’s overall compensation philosophy.

Performance Stock Units and Restricted Stock Units

Performance stock unit awards and restricted stock unit awards are additional forms of equity based incentives available to the Compensation Committee under the Plans. Restricted stock unit awards are purely time vesting awards.

As discussed above, under “—Design of Compensation Program—Long-Term versus Currently Paid Out Compensation,” the Company believes that the performance stock unit awards made in Fiscal 2014 offer the potential for meaningful compensation for superior performance measured over an extended period of time. Vesting is both time-based and performance-based; the awards will not vest until the date specified in the award agreement and, consistent with our core principle of providing pay for performance, are forfeited if the established performance criteria are not achieved. The Compensation Committee considers the performance stock unit awards granted in Fiscal 2014 to be an integral component of the named executive officers’ overall compensation.

In Fiscal 2014, the Company made five grants of performance-based restricted stock units to named executive officers. On February 25, 2013, the Company granted 60,000 performance-based restricted stock units to Calvin Hollinger, Chief Administrative Officer. Thirty-three percent of the grant is subject to a performance period ending on February 25, 2018 where the average closing price of stock equals or exceed 100% of the Fair Market Value of the grant price and the remaining 67% of the grant is subject to a performance period ending on February 25, 2019 where the average closing price equals or exceeds $45. On August 27, 2013, the Company granted 40,000 performance-based restricted stock units to Francis J. Conforti, Chief Financial Officer, 60,000 performance-based restricted stock units to Tedford G. Marlow, CEO, Urban Outfitters Group, 60,000 performance-based restricted stock units to David W. McCreight, CEO, Anthropologie Group, and 40,000 performance-based restricted stock units to Calvin Hollinger, Chief Administrative Officer. These grants are subject to a performance period ending in fiscal years 2015, 2016, 2017, and 2018, as well as on the average closing price of common shares being greater than the grant date price. The proceeds of these awards payable to the grantees are limited to 300% of the grant date fair value. On February 25, 2013, the Compensation Committee granted a discretionary award to Tedford G. Marlow in the amount of 10,000 restricted stock units. On March 25, 2014, 5,000 of these restricted stock units vested, with the remaining 5,000 restricted stock units vesting on March 25, 2015.

Restricted Stock

Restricted stock awards are one of several equity-based incentives available to the Compensation Committee under the Plans. The committee believes that restricted stock awards generally share the same beneficial characteristics of stock options, but add a more significant retention element, and fit into the Company’s overall compensation philosophy in the same manner.

Stock Options

In Fiscal 2014, the Company did not grant stock options to any executive officers because the Compensation Committee chose to utilize other forms of equity awards, such restricted stock and performance stock units. Nevertheless, the committee believes that including stock options in the compensation program serves the Company’s longer-term goals in the same manner as other equity-based compensation.

The exercise price of stock options is equal to or greater than Fair Market Value of the Common Shares on the date of the grant, as defined in the Plans. Awards granted pursuant to the Plans may be subject to performance-based vesting conditions, but to date, the Compensation Committee has granted only time-based stock options.

Timing

The Company generally considers once-a-year grants to a broad group of executives and managers, including named executive officers, typically at regularly scheduled board meetings and at such other times as necessary for business purposes related to employee promotion, or retention, or new hires. The Company makes grants that are effective on or after the date when the Administrator, as defined in the Plans, the Compensation Committee, or, for grants under a certain threshold, the Chairman, approves the grant. The Company does not time grants with respect to the release of positive or negative material non-public information.

Nonqualified Deferred Compensation Plan

The Company maintains an “unfunded” Deferred Compensation Plan primarily for the purpose of providing deferred compensation to a select group of employees who are limited in their participation under the Company’s 401(k) plan. Accordingly, the Deferred Compensation Plan is exempt from Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended, and complies with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended. The terms of the Deferred Compensation Plan were adopted by the Board of Directors on November 27, 2012, and the Deferred Compensation Plan became effective on February 1, 2013.

Deferred compensation under the Deferred Compensation Plan consists of elective deferrals, if any, made by the participant and discretionary contribution credits made by the Company. Elective deferral credits will be fully vested. Discretionary contribution credits may be subject to a vesting schedule determined by the Company. Payment obligations, if any, under the Deferred Compensation Plan are payable in cash on a date or dates selected by the participant or upon certain specified events such as termination of employment, death or disability, subject to change in certain specified circumstances.

Additional Types of Compensation

In addition to the three main elements, the Company provides additional compensation to its executive officers in the form of: (i) a 401(k) matching contribution which is available to all employees who have completed three months of service, which is $0.25 on every $1.00 of employee deferral up to 6% of salary match, with a vesting schedule of 20% a year for five years, and with the deferral limited by applicable law; (ii) a holiday bonus, capped at $5,000; and (iii) employee awards made to all staff with fixed dollar amounts, plus the tax cost of such awards, for terms of service, in five-year service increments, ranging from $1,000 for 10 years of service to $15,000 for 30 years of service.

At its discretion, the Compensation Committee may also award bonuses to employees, including named executive officers, to reward for individual achievement or outstanding performance, to motivate for achievement of specific Company or individual goals and/or to promote retention and loyalty to the Company. The Company awarded discretionary bonuses of $15,000, $425,000 and $40,000 to Mr. Conforti, Mr. McCreight and Mr. Hollinger, respectively, following their performance in Fiscal 2014.

Potential Payments Upon Changes in Control; Certain Corporate Transactions

All of the Plans provide that in the event of a “change in control” of the Company, all remaining unvested options and restricted stock awards will immediately vest and become exercisable, as applicable, although with respect to awards granted under the 2008 Stock Incentive Plan, the grant instrument may provide otherwise. “Change in control” is defined to include an event in which any person or group acquires majority beneficial ownership of the Company, other than Richard A. Hayne or benefit plans sponsored by either the Company or its subsidiaries. In deciding whether to exclude the change in control provisions in the grants, the Compensation Committee considers various factors, such as consistency with previous Company plans, industry practice, competition in the marketplace, and effects on retention. In Fiscal 2014, grants to key executives made under the Plans included a provision that vesting would not accelerate upon a change in control, which was intended to aid in retention of those executives.

In the event of certain corporate transactions (such as a merger, consolidation, acquisition of property or stock, separation, reorganization, or liquidation), the Compensation Committee has discretion to terminate all or a portion of outstanding options and stock appreciation rights, effective as of the closing of the corporate transaction, if it determines that such termination is in the best interests of the Company. If the committee decides to terminate, the holder will have the right to exercise outstanding options and stock appreciation rights on at least seven days’ notice. The Compensation Committee selected these corporate transactions as a triggering event for potential termination because they believe they are customary in industry practice.

Benchmarking

In Fiscal 2014, PwC LLP, the Company’s compensation consultant, reviewed publicly available information regarding the compensation paid to chief executive officers, chief financial officers, chief operating officers and division presidents of specialty retailers similar in operations and revenue to the Company (generally not less than 35% or more than two times the Company’s annual revenue) and made a presentation to the Compensation Committee regarding this analysis. The retailers reviewed were Abercrombie & Fitch, Aeropostale, American Eagle Outfitters, Ann Inc., Chico’s FAS, Coach, Express, Fossil Inc., Genesco, Guess, Lululemon Athletica Inc., Polo Ralph Lauren, and Quicksilver. The committee reviewed the figures provided by the consultant, which provided the group’s median and the 25th and 75th percentiles for informational and overall comparison purposes. Although the Compensation Committee considered the comparative data provided, there is no target percentile or precise position in which the Compensation Committee aims to set compensation other than to generally be competitive in the marketplace.

With respect to executives other than the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Chief Executive Officer, Anthropologie Group, and Chief Executive Officer, Urban Outfitters Group neither PwC LLP nor the Compensation Committee has undertaken any formal benchmarking over the last three fiscal years; however, in prior years of reviewing base salaries to determine whether the Company is meeting its goal of providing competitive compensation that will attract and retain outstanding personnel, the Compensation Committee from time to time has reviewed publicly available compensation information described in the periodic filings of an informal group of other publicly traded companies in the specialty retail industry, typically including the retailers reviewed by the Company’s compensation consultant, for purposes of a market reference.

If the Compensation Committee elects to analyze comparative data, there may be a variation in the companies reviewed for comparative purposes from year-to-year depending on what information becomes most relevant to the Compensation Committee, although the committee anticipates referring to information available for publicly traded specialty retailers, including those reviewed in Fiscal 2014, for the foreseeable future.

The Compensation Committee takes the Company’s own historical data into consideration to ensure that compensation increases are consistent with the growth in responsibility and operating profit of its executives. Each year the Compensation Committee reviews a summary of all of the Company’s named executive officer and key management personnel compensation for the previous fiscal year as well as prior fiscal years. All historical data is viewed with the operating results and responsibilities of management personnel and specific performance.

Compensation Committee Discretion

The factors related to increasing the compensation and potential compensation from bonuses of named executive officers from year-to-year takes into account increased revenue and profitability, performance and measurably increased responsibilities, with a focus on both performance and the leveraging of selling, general and administrative expenses. The Company has not generally decreased base salaries or the bonus potential of named executive officers. This is because its history of growth has led to larger responsibilities for its named executive officers and because as a matter of philosophy, it does not generally reduce these compensation elements for existing employees. As more fully described above, however, at Mr. Hayne’s request, the Compensation Committee set his base salary at $1.00 in Fiscal 2009, which has remained in effect since that time and will continue in effect for Fiscal 2015.

Under the incentive plan, the Compensation Committee has discretion in the granting of performance bonus awards and can grant such awards to executive officers who are not Covered Employees, at its discretion, even if specified performance goals are not achieved. The requirements for performance bonus awards were not waived in Fiscal 2014, but could be waived in the future to reward specific performance achievements in an instance where the actual criteria for a performance bonus were not met or for purposes of retention. The Compensation Committee may reduce any executive officer’s award if it believes such action would be in the best interest of the Company. At the end of a fiscal year, the Compensation Committee also has the ability to grant cash bonuses to any executive officers on a discretionary basis, as described above in “—Additional Types of Compensation.”

Pursuant to the 2004 Stock Incentive Plan and the 2008 Stock Incentive Plan, the Compensation Committee has discretion to accelerate the date on which options or stock appreciation rights may be exercised, and may accelerate the date of termination of the restrictions applicable to restricted stock and restrict stock units if it determines that to do either would be in the best interests of the Company and the plan participants.

The Company at present has no employment agreements or contracts with its named executive officers and has no policies for post-termination compensation arrangements. In the future, however, the Company may, in its sole discretion, decide to provide some form of severance in the event that a named executive officer’s employment ceases.

Tax and Accounting Considerations

The applicability of Section 162(m) of the Internal Revenue Code of 1986, as amended, may affect the tax deductibility of certain portions of named executive officers’ compensation. Wherever possible, the Company structures compensation for its executive officers in a way that preserves tax deductibility under Section 162(m).

The Company does not usually consider the tax consequences to named executive officers of cash compensation or of equity based compensation, though it considers the tax treatment to the Company for non-qualified options and the non-qualifying disposition of qualified options to be favorable.

Security Ownership Guidelines

The Company has no policy that requires or that sets guidelines for the ownership of Common Shares; nor does it have any policy on the hedging of economic risk of such ownership or of vested stock options, other than requiring full compliance with all applicable laws.

Consideration of Advisory Shareholder Vote on Executive Compensation

At the annual meeting of shareholders on May 17, 2011, our shareholders overwhelmingly approved, on a non-binding advisory basis, the compensation of the Company’s executive officers, including the Company’s compensation practices and principles and their implementation, as discussed and disclosed in the Compensation Discussion and Analysis, the compensation tables, and the narrative executive compensation disclosure contained in our 2011 Proxy Statement. The Compensation Committee appreciates and values the views of our shareholders.

As the Compensation Committee evaluated the Company’s compensation practices throughout Fiscal 2014, the Compensation Committee was mindful of the strong support our shareholders expressed by the 2011 shareholder advisory vote. In light of this strong level of support of the overall pay practices, and of the general effectiveness of our long standing compensation policies, the Board and the Compensation Committee do not currently intend to make any material changes to our executive compensation program for Fiscal 2015. Going forward, future advisory votes on executive compensation will serve as an additional tool to assist the Board of Directors and the Compensation Committee in evaluating the alignment of the Company’s executive compensation program with the interests of the Company and its shareholders.

Also at the annual meeting of shareholders on May 17, 2011, our shareholders expressed a preference that advisory votes on executive compensation occur every three years. In accordance with the results of this vote, the Board of Directors determined to implement an advisory vote on executive compensation every three years until the next required vote on the frequency of shareholder votes on the compensation of executives, which is scheduled to occur at the 2017 annual meeting.

COMPENSATION COMMITTEE REPORT

The following report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act.

The Compensation Committee of the Company’s Board of Directors (the “Committee”) has submitted the following report for inclusion in this Proxy Statement:

Our Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on our Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, our Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2014 for filing with the SEC.

The foregoing report is provided by the following directors, who constitute the Committee:

Scott A. Belair, Chairman of the Compensation Committee

Joel S. Lawson III

Robert H. Strouse

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation(1) ($)		Total ($)
Richard A. Hayne	2014	1	5,000	—		—	35,000	(2)	—	28,486	(3)	68,487
Chairman of the Board,	2013	1	5,000	—		—	0		—	28,272		33,273
Chief Executive Officer and President	2012	1	5,000	—		—	0		—	26,014		31,015
Urban Outfitters, Inc.
(Principal Executive Officer)
Francis J. Conforti	2014	382,308	20,500	987,600	(4)	—	154,655	(2)	—	2,362	(5)	1,547,425
Chief Financial Officer	2013	338,096	5,000	91,450		505,500	76,113		—	2,608		1,018,767
Urban Outfitters, Inc.	2012	231,327	3,500	478,500		—	58,750		—	2,396		774,473
(Principal Financial Officer)
David W. McCreight	2014	884,231	430,000	1,481,400	(6)	—	1,193,756		—	283,038	(7)	4,272,425
Chief Executive Officer	2013	856,538	5,000	—		—	1,377,000		—	234,170		2,472,708
Anthropologie Group	2012	186,346	—	2,350,500		1,896,000	—		—	50,652		4,483,498
Calvin Hollinger	2014	461,423	45,000	2,447,400	(8)(9)	—	164,349	(2)	—	3,889	(10)	3,122,061
Chief Administrative Officer
Urban Outfitters, Inc.
Tedford G. Marlow	2014	690,769	5,000	1,872,000	(11)(12)	—	192,938	(2)	—	396	(13)	2,761,103
Chief Executive Officer	2013	597,692	6,088	—		3,393,000	126,000		—	381		4,123,161
Urban Outfitters Group

(1)	Includes matching cash contributions in Fiscal 2014 by the Company under the Urban Outfitters 401(k) Savings Plan of $495 for Mr. Hayne and $2,306 for Mr. Conforti.
(2)	Amounts shown reflect the named executive officer’s total non-equity annual incentive plan compensation earned during Fiscal 2014, which are expected to be paid in the first quarter of Fiscal 2015.
(3)	Includes automobile insurance premiums in the amount of $15,157 and life insurance premiums in the amount of $12,835 paid by the Company for Mr. Hayne.
(4)	Stock award represents 40,000 performance-based restricted stock units granted pursuant to an award made on August 27, 2013 and subject to a performance period ending on January 31, 2018. The Aggregate Fair Value for the award was $987,600. For a discussion of the assumptions and accounting for performance-based restricted stock units, please see note 9 to the Company’s consolidated financial statements for the fiscal year ended January 31, 2014, which are included in the Company’s Annual Report on Form 10-K, as filed with the SEC on April 1, 2014. For a description of the conditions of these awards, see “—Compensation Discussion and Analysis—Equity-Based Incentives—Performance Stock Units and Restricted Stock Units.”
(5)	Includes life insurance premiums paid by the Company for Mr. Conforti in the amount of $56.
(6)	Stock award represents 60,000 performance-based restricted stock units granted pursuant to an award made on August 27, 2013 and subject to a performance period ending on January 31, 2018. The Aggregate Fair Value for the award was $1,481,400. For a discussion of the assumptions and accounting for performance-based restricted stock units, please see note 9 to the Company’s consolidated financial statements for the fiscal year ended January 31, 2014, which are included in the Company’s Annual Report on Form 10-K, as filed with the SEC on April 1, 2014. For a description of the conditions of these awards, see “—Compensation Discussion and Analysis—Equity-Based Incentives—Performance Stock Units and Restricted Stock Units.”
(7)	Includes life insurance premiums paid by the Company for Mr. McCreight in the amount of $254, a signing bonus of $300,000 of which $115,385 was paid in Fiscal 2014, and a relocation reimbursement in the amount of $167,399.

(8)	Stock award includes 60,000 performance-based restricted stock units granted pursuant to an award made on February 25, 2013 and subject to performance periods ending on February 25, 2018 and February 25, 2019. The Aggregate Fair Value for the award was $1,459,800. For a discussion of the assumptions and accounting for performance-based restricted stock units, please see note 9 to the Company’s consolidated financial statements for the fiscal year ended January 31, 2014, which are included in the Company’s Annual Report on Form 10-K, as filed with the SEC on April 1, 2014. For a description of the conditions of these awards, see “—Compensation Discussion and Analysis—Equity-Based Incentives—Performance Stock Units and Restricted Stock Units.”
(9)	Stock award includes 40,000 performance-based restricted stock units granted pursuant to an award made on August 27, 2013 and subject to a performance period ending on January 31, 2018. The Aggregate Fair Value for the award was $987,600. For a discussion of the assumptions and accounting for performance-based restricted stock units, please see note 9 to the Company’s consolidated financial statements for the fiscal year ended January 31, 2014, which are included in the Company’s Annual Report on Form 10-K, as filed with the SEC on April 1, 2014. For a description of the conditions of these awards, see “—Compensation Discussion and Analysis—Equity-Based Incentives—Performance Stock Units and Restricted Stock Units.”
(10)	Includes life insurance premiums paid by the Company for Mr. Hollinger in the amount of $95.
(11)	Stock award includes 10,000 restricted stock units granted pursuant to an award made on February 25, 2013, of which 5,000 units vested on March 25, 2014 and 5,000 units vest on March 25, 2015. The Aggregate Fair Value for the award was $390,600. For a discussion of the assumptions and accounting for performance-based restricted stock units, please see note 9 to the Company’s consolidated financial statements for the fiscal year ended January 31, 2014, which are included in the Company’s Annual Report on Form 10-K, as filed with the SEC on April 1, 2014. For a description of the conditions of these awards, see “—Compensation Discussion and Analysis—Equity-Based Incentives—Performance Stock Units and Restricted Stock Units.”
(12)	Stock award includes 60,000 performance-based restricted stock units granted pursuant to an award made on August 27, 2013 and subject to a performance period ending on January 31, 2018. The Aggregate Fair Value for the award was $1,481,400. For a discussion of the assumptions and accounting for performance-based restricted stock units, please see note 9 to the Company’s consolidated financial statements for the fiscal year ended January 31, 2014, which are included in the Company’s Annual Report on Form 10-K, as filed with the SEC on April 1, 2014. For a description of the conditions of these awards, see “—Compensation Discussion and Analysis—Equity-Based Incentives—Performance Stock Units and Restricted Stock Units.”
(13)	Includes life insurance premiums paid by the Company for Mr. Marlow in the amount of $396.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Richard A. Hayne		135,000	300,000	500,000
Francis J. Conforti		204,579	287,162	375,375
	08/27/2013				40,000	40,000	40,000				987,600	(2)
David W. McCreight		1,620,878	1,794,116	1,991,250
	08/27/2013				60,000	60,000	60,000				1,481,400	(3)
Calvin Hollinger		247,089	346,832	453,375
	02/25/2013				60,000	60,000	60,000				1,459,800	(4)
	08/27/2013				40,000	40,000	40,000				987,600	(5)
Tedford G. Marlow		582,750	1,039,500	1,575,000
	02/25/2013				10,000	10,000	10,000				390,600	(6)
	08/27/2013				60,000	60,000	60,000				1,481,400	(7)

(1)	The amounts listed represent potential threshold, target and maximum bonuses available to the named executive officers under the Incentive Plan. The table reports the awards that could have been earned in Fiscal 2014. The actual payments are reported above in the Summary Compensation Table in the column entitled “Non-Equity Incentive Plan Compensation.” As described above in “—Compensation Discussion and Analysis,” the Compensation Committee has discretion to reduce any amounts payable to any executive and to increase amounts payable to executives who are not Covered Employees under the Incentive Plan.
(2)	Stock award represents 40,000 performance-based restricted stock units granted under the 2008 Stock Incentive Plan pursuant to an award made on August 27, 2013 and subject to a performance period ending on January 31, 2018. The Aggregate Fair Value for the award was $987,600. Whether Mr. Conforti will receive any shares based on the performance stock units is contingent on his continued employment with the Company and whether certain performance objectives are achieved. For a description of these performance objectives, see “—Compensation Discussion and Analysis—Equity-Based Incentives—Performance Stock Units and Restricted Stock Units.”
(3)	Stock award represents 60,000 performance-based restricted stock units granted under the 2008 Stock Incentive Plan pursuant to an award made on August 27, 2013 and subject to a performance period ending on January 31, 2018. The Aggregate Fair Value for the award was $1,481,400. Whether Mr. McCreight will receive any shares based on the performance stock units is contingent on his continued employment with the Company and whether certain performance objectives are achieved. For a description of these performance objectives, see “—Compensation Discussion and Analysis—Equity-Based Incentives—Performance Stock Units and Restricted Stock Units.”
(4)	Stock award represents 60,000 performance-based restricted stock units granted under the 2008 Stock Incentive Plan pursuant to an award made on February 25, 2013 and subject to a performance periods ending February 25, 2018 and February 25, 2019. The Aggregate Fair Value for the award was $1,459,800. Whether Mr. Hollinger will receive any shares based on the performance stock units is contingent on his continued employment with the Company and whether certain performance objectives are achieved. For a description of these performance objectives, see “—Compensation Discussion and Analysis—Equity-Based Incentives—Performance Stock Units and Restricted Stock Units.”
(5)

Stock award represents 40,000 performance-based restricted stock units granted under the 2008 Stock Incentive Plan pursuant to an award made on August 27, 2013 and subject to a performance period ending on January 31, 2018. The Aggregate Fair Value for the award was $987,600. Whether Mr. Hollinger will receive any shares based on the performance stock units is contingent on his continued employment with the Company and whether certain performance objectives are achieved. For a description of these performance objectives, see “—Compensation Discussion and Analysis—Equity-Based Incentives—Performance Stock Units and Restricted Stock Units.”
(6)	Stock award represents 10,000 restricted stock units granted pursuant to an award made on February 25, 2013 and subject to vesting, 5,000 units on March 25, 2014 and 5,000 units on March 25, 2015. The Aggregate Fair Value for the award was $390,600. For a discussion of the assumptions and accounting for performance-based restricted stock units, please see note 9 to the Company’s consolidated financial statements for the fiscal year ended January 31, 2014, which are included in the Company’s Annual Report on Form 10-K, as filed with the SEC on April 1, 2014. For a description of the conditions of these awards, see “—Compensation Discussion and Analysis—Equity-Based Incentives—Performance Stock Units and Restricted Stock Units.”
(7)	Stock award represents 60,000 performance-based restricted stock units granted under the 2008 Stock Incentive Plan pursuant to an award made on August 27, 2013 and subject to a performance period ending on January 31, 2018. The Aggregate Fair Value for the award was $1,481,400. Whether Mr. Marlow will receive any shares based on the performance stock units is contingent on his continued employment with the Company and whether certain performance objectives are achieved. For a description of these performance objectives, see “—Compensation Discussion and Analysis—Equity-Based Incentives—Performance Stock Units and Restricted Stock Units.”

OUTSTANDING EQUITY AWARDS AT 2014 FISCAL YEAR-END

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Richard A. Hayne	—	—		—	—	—	—		—	—		—
Francis J. Conforti	2,000	2,000		—	31.77	08/25/2016	—		—	—		—
	2,600	2,600	(1)	—	32.80	09/07/2018	—		—	—		—
	—	—		—	—	—	—		—	5,700	(2)	204,174	(3)
	—	—		—	—	—	—		—	30,000	(4)	1,074,600	(3)
	—	—		—	—	—	—		—	5,000	(2)	179,100	(3)
	—	50,000	(5)	—	28.10	05/21/2020	—		—	—		—
	—	—		—	—	—	—		—	40,000	(6)	1,432,800	(3)
David W. McCreight	50,000	100,000	(7)	—	26.85	11/14/2019	—		—	—		—
	—	—		—	—	—	—		—	150,000	(8)	5,373,000	(3)
	—	—		—	—	—	—		—	60,000	(6)	2,149,200	(3)
Calvin Hollinger	3,200	—		—	37.51	08/18/2015	—		—	—		—
	6,000	6,000		—	31.77	08/25/2016	—		—	—		—
	6,950	6,950	(1)	—	32.80	09/07/2018	—		—	—		—
	—	—		—	—	—	—		—	15,100	(2)	540,882	(3)
	—	—		—	—	—	—		—	65,000	(4)	2,328,300	(3)
	—	—		—	—	—	—		—	15,000	(2)	537,300	(3)
	—	—		—	—	—	—		—	60,000	(9)	2,149,200	(3)
	—	—		—	—	—	—		—	40,000	(6)	1,432,800	(3)
Tedford G. Marlow	100,000	200,000	(10)	—	28.49	02/20/2020	—		—	—		—
	—	—		—	—	—	10,000	(11)	358,200	—		—
	—	—		—	—	—	—		—	60,000	(6)	2,149,200	(3)

(1)	The Stock Appreciation Right (“SAR”) entitles the grantee, upon exercise, to the number of Common Shares with a fair market value on the exercise date equal to: (i) the excess of the fair market value of a Common Share on the exercise date over the base price of $32.80, times (ii) the number of SAR shares exercised. The SAR vests 50% on September 8, 2013, 25% on September 8, 2014 and the remaining 25% on September 8, 2015.
(2)	If all performance objectives are achieved, performance-based restricted stock units will convert into Common Shares on a one-for-one basis upon vesting on April 1, 2015. If performance objectives under the respective award are not achieved, all performance-based restricted stock units under that award are forfeited. For a further description of these performance-based restricted stock unit awards, see “—Compensation Discussion and Analysis—Equity-Based Incentives—Performance Stock Units and Restricted Stock Units.”

(3)	Calculated by multiplying our closing market price on January 31, 2014 (the last business day of Fiscal 2014) by the number of performance-based restricted stock units that have not vested.
(4)	If all performance objectives are achieved, performance-based restricted stock units will convert into Common Shares on a one-for-one basis upon vesting on August 16, 2016. If performance objectives under the respective award are not achieved, all performance-based restricted stock units under that award are forfeited. For a further description of these performance-based restricted stock unit awards, see “—Compensation Discussion and Analysis—Equity-Based Incentives—Performance Stock Units and Restricted Stock Units.”
(5)	The Stock Appreciation Right (“SAR”) entitles the grantee, upon exercise, to the number of Common Shares with a fair market value on the exercise date equal to: (i) the excess of the fair market value of a Common Share on the exercise date over the base price of $28.10, times (ii) the number of SAR shares exercised. The SAR vests 33.33% on May 22, 2015, 33.33% on May 22, 2016 and the remaining 33.34% on May 22, 2017.
(6)	If all performance objectives are achieved, performance-based restricted stock units will convert into Common Shares on a one-for-one basis upon vesting on August 27, 2018. If performance objectives under the respective award are not achieved, all performance-based restricted stock units under that award are forfeited. For a further description of these performance-based restricted stock unit awards, see “—Compensation Discussion and Analysis—Equity-Based Incentives—Performance Stock Units and Restricted Stock Units.”
(7)	The SAR entitles the grantee, upon exercise, to the number of Common Shares with a fair market value on the exercise date equal to: (i) the excess of the fair market value of a Common Share on the exercise date over the base price of $26.85, times (ii) the number of SAR shares exercised. The SAR vests 25% on November 15, 2012, 25% on November 15, 2013, 25% on November 15, 2014 and the remaining 25% on November 15, 2015.
(8)	33 1/3% of the performance-based restricted stock units are eligible to vest on each of November 15, 2014, November 15, 2015 and November 15, 2016, in each case, contingent on the satisfaction of the requirement that the average closing price of the Common Shares be at least $30.00, $32.50 and $35.00, respectively, during the six-month period immediately preceding each applicable vesting date.
(9)	If all performance objectives are achieved, performance-based restricted stock units will convert into Common Shares on a one-for-one basis upon vesting 33% on February 25, 2018 and 67% on February 25, 2019. If performance objectives under the respective award are not achieved, all performance-based restricted stock units under that award are forfeited. For a further description of these performance-based restricted stock unit awards, see “—Compensation Discussion and Analysis—Equity-Based Incentives—Performance Stock Units and Restricted Stock Units.”
(10)	The SAR entitles the grantee, upon exercise, to the number of Common Shares with a fair market value on the exercise date equal to: (i) the excess of the fair market value of a Common Share on the exercise date over the base price of $28.49, times (ii) the number of SAR shares exercised. The SAR vests 33.33% on February 21, 2013, 33.33% on February 21, 2014, and 33.34% on February 21, 2015.
(11)	The Restricted Stock Award (“RSA”) is granted pursuant to an award made on February 25, 2013, of which 5,000 units vested on March 25, 2014 and 5,000 units vest on March 25, 2015. For a description of the conditions of these awards, see “—Compensation Discussion and Analysis—Equity-Based Incentives—Performance Stock Units and Restricted Stock Units.”

OPTION EXERCISES AND STOCK VESTED DURING FISCAL 2014

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Francis J. Conforti	5,000	71,950
	16,000	68,627
	6,000	60,175
David W. McCreight	50,000	750,500
Calvin Hollinger	60,000	596,472
	12,800	44,672
	18,000	166,150

Equity Compensation Plan Information

The following table shows the status of equity awards under the Plans as of January 31, 2014:

	EQUITY COMPENSATION PLAN
	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A))
Plan Category	(A)		(B)		(C)
Equity Compensation Plans Approved by Security Holders(1):
Securities	7,634,894	(2)	$31.49	(3)	5,793,091	(4)
Equity Compensation Plans not Approved by Security Holders:	—		—		—

Total	7,634,894		$31.49		5,793,091

(1)	Amounts are subject to adjustment to reflect any stock dividend, stock split, share consideration or similar change in our capitalization.
(2)	As of January 31, 2014, 297,200 performance stock units were outstanding under the 2008 Stock Incentive Plan. The Company has determined that it is unlikely that the performance target would be achieved by April 1, 2015, the end of the performance period. As a result, the Company expects that these units will be available for future issuance on April 2, 2015.
(3)	Weighted-average exercise price does not take into account performance stock unit awards.
(4)	Includes 32,682 shares available for issuance under the 2004 Stock Incentive Plan and 5,760,409 shares available for issuance under the 2008 Stock Incentive Plan. See “Compensation of Executive Officers—Compensation Discussion and Analysis—Equity-Based Incentives” for more information.

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL YEAR 2014

The following table provides information relating to the deferred compensation activity and balances, if any, for each named executive officer under the Company’s Deferred Compensation Plan. A description of this plan is available above in “Compensation of Executive Officers—Compensation Discussion and Analysis—Determination of Amount of Element; Relation of Elements to Primary Compensation Objectives—Nonqualified Deferred Compensation Plan.”

Name	Executive Contributions ($)	Registrant Contributions ($)	Aggregate Earnings ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance ($)
Richard A. Hayne	—	—	—	—	—
Francis J. Conforti	—	—	—	—	—
David W. McCreight	—	—	—	—	—
Calvin Hollinger	—	—	—	—	—
Tedford G. Marlow.	471,923	—	24,160	—	496,083

PRINCIPAL SHAREHOLDERS AND MANAGEMENT OWNERSHIP

The following table sets forth certain information regarding the beneficial ownership of the Common Shares for each person known to the Company, other than Richard A. Hayne, who beneficially owns more than five percent of the Company’s outstanding Common Shares, the name and address of such beneficial owner, and the percentage such shares comprise of the outstanding Common Shares of the Company. All percentages are calculated based on 147,309,575 shares outstanding as of February 24, 2014.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned		Percentage of Common Stock Beneficially Owned
Blackrock, Inc. 40 East 52nd Street New York, NY 10022	10,047,601	(1)	6.8%

(1)	Based solely on information reported in a Schedule 13G filed by Blackrock, Inc. (“Blackrock”) on January 17, 2014 with the SEC. As reported in such filing, Blackrock has sole voting power with respect to 7,458,029 Common Shares and sole dispositive power with respect to 10,047,601 Common Shares.

The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Shares for each director and named executive officer for Fiscal 2014 and all current directors and executive officers of the Company as a group. The number of shares beneficially owned is as of February 24, 2014 and all percentages are calculated based on 147,309,575 shares outstanding as of February 24, 2014. The address of each of the beneficial owners identified is 5000 South Broad Street, Philadelphia, PA 19112; and (b) each person has sole voting and dispositive power with respect to all such shares.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned		Percentage of Common Stock Beneficially Owned
Richard A. Hayne	23,184,192	(1)	15.7%
Margaret A. Hayne	6,219,321	(2)	4.2%
Scott A. Belair	2,760,000	(3)	1.9%
Harry S. Cherken, Jr.	672,800	(4)	*
Joel S. Lawson III	282,000	(5)	*
Robert H. Strouse	270,000	(6)	*
Edward N. Antoian	40,000	(7)	*
Calvin Hollinger	9,200	(8)	*
Francis J. Conforti	2,226	(9)	*
David W. McCreight	0		*
Tedford G. Marlow	0		*
Current directors and executive officers as a group (13 persons)(1)	33,924,699	(10)	22.9%

*	Denotes less than 1%.

(1)	Includes: (i) 62,440 Common Shares owned by the Hayne Foundation; (ii) 157,233 Common Shares held by the Richard and Margaret A. Hayne 2012 Trust; (iii) 138,223 Common Shares held by the David A. Hayne 2012 Trust, of which Mr. Hayne is a special trustee; (iv) 127,350 Common Shares held by the Jessica M. Hayne 2012 Trust, of which Mr. Hayne is a special trustee; (v) 22,882 Common Shares allocated under the Company’s 401(k) Savings Plan, with respect to which Mr. Hayne has shared voting power. Excludes 6,219,312 Common Shares beneficially owned by Mr. Hayne’s spouse, as to which he disclaims beneficial ownership.
(2)	Includes: (i) 979 Common Shares held by Ms. Hayne as UGMA custodian for her son; (ii) 2,490,488 Common Shares held by the Richard A. Hayne 2008 Trust for Children FBO Annesley Hayne, of which Ms. Hayne is a trustee; (iii) 2,490,488 Common Shares held by the Richard A. Hayne 2008 Trust for Children FBO Judson Hayne, of which Ms. Hayne is a trustee; (iv) 53,390 Common Shares held by the Richard A. Hayne 2008 Trust for Children FBO David A. Hayne, of which Ms. Hayne is a trustee; (v) 53,390 Common Shares held by the Richard A. Hayne 2008 Trust for Children FBO Sarah E. Connelly, of which Ms. Hayne is a trustee; (vi) 53,390 Common Shares held by the Richard A. Hayne 2008 Trust for Children FBO Jonathan Hayne, of which Ms. Hayne is a trustee; and (vii) 11,012 Common Shares allocated under the Company’s 401(k) Savings Plan, with respect to which Ms. Hayne has shared voting power.
(3)	Includes 270,000 Common Shares subject to presently exercisable options. Excludes 600,000 Common Shares owned by Trust U/A/D April 16, 1993 by Scott A. Belair as grantor and Steven D. Burton as Trustee, as to which Mr. Belair disclaims beneficial ownership.
(4)	Includes: (i) 210,000 Common Shares subject to presently exercisable options; and (ii) 4,400 Common Shares held by a trust of which Mr. Cherken is a trustee.
(5)	Includes: (i) 190,000 Common Shares subject to presently exercisable options; (ii) 75,000 Common Shares held by a trust of which Mr. Lawson is a trustee; and (iii) 10,000 Common Shares held by a trust of which Mr. Lawson is a trustee.
(6)	Includes 190,000 Common Shares subject to presently exercisable options.
(7)	Includes 40,000 Common Shares subject to presently exercisable options.
(8)	Includes 9,200 Common Shares subject to presently exercisable options.
(9)	Includes 2,000 Common Shares subject to presently exercisable options and 226 Common Shares allocated under the Company’s 401(k) Savings Plan, with respect to which Mr. Conforti has shared voting power.
(10)	Includes 1,126,200 Common Shares subject to presently exercisable options.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee consists of Mr. Belair, Mr. Lawson and Mr. Strouse. No member of the Compensation Committee is or was during Fiscal 2014 an employee, or is or ever has been an officer, of the Company or its subsidiaries. No executive officer of the Company served as a director or a member of the compensation committee of another company, one of whose executive officers serves as a member of the Company’s Board of Directors or Compensation Committee. Please see “Certain Business Relationships” below with respect to Mr. Belair.

CERTAIN BUSINESS RELATIONSHIPS

Richard A. Hayne, Chief Executive Officer, and Margaret A. Hayne, President of the Free People Brand and Chief Creative Officer are married. In addition, Mr. Hayne’s son, David A. Hayne, whose total compensation in Fiscal 2014 was $741,913, and Mr. Hayne’s brother, Rodger Hayne, whose total compensation in Fiscal 2014 was $163,955, are employed by the Company. Sun Min Lee, an employee of the Company and spouse of the Company’s former Chief Operating Officer, Freeman Zausner, received $200,991 in compensation in Fiscal 2014. The total compensation amounts in this paragraph include salary, bonus, equity awards and 401(k) company contributions.

Harry S. Cherken, Jr., a director of the Company, is a partner in the law firm of Drinker Biddle & Reath LLP, which provided legal services to the Company in Fiscal 2014 and is expected to continue to do so in the future. Drinker Biddle & Reath LLP has received customary compensation for these services in a net amount of $2,637,197 during Fiscal 2014.

The McDevitt Company, a real estate company, acted as a broker in substantially all of the Company’s new real estate transactions during Fiscal 2014. The Company has not paid any compensation to The McDevitt Company, but the Company has been advised that The McDevitt Company has received commissions from other parties to such transactions. Wade L. McDevitt is the brother-in-law of Scott Belair, one of the Company’s directors, and is president and the sole shareholder of The McDevitt Company. Mr. McDevitt’s wife, Wendy McDevitt, is an executive officer of the Company, serving as President, Terrain Brand.

The Addis Group (“Addis”), an insurance brokerage and risk management consulting company, acted as the Company’s commercial insurance broker and risk management consultant during Fiscal 2014. The Company has not paid any compensation to Addis for such services, but has been advised that Addis has received commissions from other parties to such transactions. Scott Addis, the brother-in-law of Richard A. Hayne and Margaret A. Hayne, is president of The Addis Group.

Pursuant to the terms of the Code, which applies to all of the Company’s directors, officers and employees, conflicts of interest are prohibited unless otherwise waived by the Board of Directors or allowed under guidelines approved by the Board of Directors. Under the Code, a conflict of interest can arise whenever a person’s private interests interfere in any way with the interests of the Company, including when a director, officer or employee takes actions or has interests that make it difficult for such person to perform his or her work objectively and effectively, or when a member of such person’s family receives improper personal benefits. Each of the relationships described above has been reviewed and approved by the Board of Directors.

RELATIONSHIP WITH AUDITORS

On May 24, 2005, the Audit Committee approved the engagement of Deloitte & Touche LLP as the Company’s independent registered public accounting firm, and has re-approved the engagement in each subsequent year. Deloitte & Touche LLP has performed audit services, including the issuance of their audit opinion for the fiscal years ended January 31, 2014, 2013 and 2012.

One or more representatives of Deloitte & Touche LLP will be present at the Annual Meeting, will have an opportunity to make a statement as he or she may desire and will be available to respond to appropriate questions.

AUDIT COMMITTEE REPORT

The following report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act or the Exchange Act.

During Fiscal 2014, the Audit Committee was composed of three independent directors of the Company (as independence is defined under NASDAQ’s Marketplace Rules and the rules and regulations of the SEC). In addition, the Board of Directors has determined that during Fiscal 2014, all three current members of the Audit Committee, Joel S. Lawson III, Edward N. Antoian, and Scott A. Belair, qualified as “audit committee financial experts” as defined by the SEC in Item 407(d)(5)(ii) of Regulation S-K.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Its purpose is to monitor the integrity of the financial statements, review the Company’s internal accounting procedures and controls, oversee the independence, qualification and performance of the Company’s independent accountants, and appoint the independent accountants. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K for Fiscal 2014 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the Company’s independent registered public accounting firm, Deloitte & Touche LLP, who are responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and discussed with the independent accountants such other matters as are required under Auditing Standard No. 16 and other generally accepted auditing standards. In addition, the committee has discussed with the independent accountants the accountants’ independence from management and the Company, including the matters in the written disclosures and the letter received by the committee, as required by applicable requirements of the Public Company Accounting Oversight Board and considered the compatibility of nonaudit services with the accountants’ independence.

The Audit Committee discussed with the Company’s independent accountants the overall scope and plans for the audit. The Audit Committee met with the independent accountants, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for Fiscal 2014 for filing with the SEC.

Joel S. Lawson III, Chairman of the Audit Committee

Edward N. Antoian

Scott A. Belair

AUDIT AND OTHER FEES

Audit and Other Fees for Past Two Fiscal Years

The following table sets forth the aggregate fees billed to the Company for services rendered by our independent registered public accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively, “Deloitte & Touche”), for the fiscal years ended January 31, 2014 and January 31, 2013:

	Fiscal 2014	Fiscal 2013
Audit Fees – professional services rendered for the audit of the Company’s annual financial statements and reviews of the financial statements included in the Company’s Forms 10-Q	$954,032	$971,500
Audit-Related Fees – assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements.	6,350	14,178
Tax Fees	—	—
All Other Fees – represents the annual charge for a web based accounting research tool	2,000	2,200

Total Fees	$962,382	$987,878

Audit and Permissible Non-Audit Services Pre-Approval Policies and Procedures

During Fiscal 2004, the Audit Committee established a pre-approval policy pursuant to which it has granted its approval for Deloitte & Touche, as the Company’s independent registered public accounting firm, to perform certain audit, audit-related, tax and other services up to specified aggregate fee levels for each service. The Audit Committee periodically reviews and revises, if necessary, the list of pre-approved services that Deloitte & Touche may provide. The Audit Committee’s policy also provides that any proposed services that are not specifically pre-approved pursuant to the policy, as well as any proposed services that exceed pre-approved cost levels established in the policy, will require the Audit Committee’s separate pre-approval. In addition, the Audit Committee may delegate pre-approval authority to one or more of its members, who must report, for information purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee pre-approved all audit, audit-related and tax services provided by Deloitte & Touche during Fiscal 2014 in accordance with this policy.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities (“10% Shareholders”) to file reports of ownership and changes in ownership with the SEC. Officers, directors and 10% Shareholders are required to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on the Company’s review of the copies of such forms received by it and a written representation from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, during Fiscal 2014, all filing requirements applicable to its officers, directors and 10% Shareholders under Section 16(a) were complied with on a timely basis.

PROPOSALS FOR 2015 ANNUAL MEETING

Shareholder proposals for the 2015 annual meeting of shareholders must comply with applicable SEC rules and regulations and must be received by the Secretary of the Company prior to December 2, 2014 to be considered for inclusion in the Company’s Proxy Statement for that meeting. If the December 2, 2014 deadline is missed, a shareholder proposal may still be submitted for consideration at the 2015 annual meeting of shareholders, although it will not be included in the Proxy Statement, if it is received no earlier than February 26, 2015 and no later than March 18, 2015. If notification of a shareholder proposal is not received by December 2, 2014, the Company may vote, in its discretion, any and all of the proxies received in its solicitation against such proposal.

In addition, the advance notice provisions in the Company’s bylaws require that the following additional information must be provided to the Company by a shareholder submitting a shareholder proposal: (i) the shareholder’s name and address; (ii) a representation that the shareholder is a holder of record of shares of the Company and intends to appear in person or by proxy at the meeting to make the proposal; (iii) the number of and class of shares owned by the shareholder and any Shareholder Associated Person (as defined in the bylaws), which information must be supplemented as of the record date; (iv) a description of any agreement, arrangement or understandings between the shareholder or any other person or persons, pursuant to which the business is to be proposed, which information must be supplemented as of the record date; (v) information regarding the shareholder’s, Shareholder Associated Person’s or certain affiliated partnership’s ownership of derivative instruments (such as options, warrants, convertible security, etc.) or any other opportunity of the shareholder or Shareholder Associated Person to profit from a change in the value of shares of the Company and the existence of any hedging transactions, which information must be supplemented as of the record date; and (vi) any other information regarding the proposal that would be required under the SEC’s proxy rules and regulations.

COST OF SOLICITATION

The cost of soliciting proxies will be borne directly by the Company. Solicitation may be made by mail, personal interview or telephone or other electronic means by certain officers and other employees of the Company who will receive no additional compensation for such solicitation. The Company has made arrangements with Morrow & Co., LLC, 470 West Ave., Stamford, CT 06902, to assist us in soliciting proxies and have agreed to pay them a fee for such services that is not expected to exceed $10,000. The Company will reimburse banks, brokers and other nominees for their reasonable expenses in forwarding proxy materials to the beneficial owners for whom they hold shares.

HOUSEHOLDING

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Company’s Proxy Statement, annual report or Notice may have been sent to multiple shareholders in your household. The Company will promptly deliver a separate copy of any of these documents to you if you request one by writing, calling or faxing as follows: Investor Relations, Urban Outfitters, Inc., 5000 South Broad Street, Philadelphia, PA 19112, telephone number (215) 454-5500 and facsimile number (215) 454-4660. If you want to receive separate copies of the annual report, Proxy Statement or Notice in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact the Company at the above address and phone number.

ADDITIONAL INFORMATION

This Proxy Statement is accompanied by the Company’s Annual Report on Form 10-K for Fiscal 2014, as filed with the SEC (except for exhibits). Requests for additional copies of such Form 10-K should be directed to the Company at the address set forth on the cover of this Proxy Statement, Attention: Investor Relations.

The Reports of the Compensation Committee of the Board of Directors on Executive Compensation and of the Audit Committee included in this Proxy Statement shall not be deemed “soliciting material” or otherwise deemed “filed” and shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any other filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates those portions of this Proxy Statement by reference therein.

It is important that your shares be represented at the Annual Meeting. If you are unable to be present in person, we respectfully request that you vote promptly. You may vote your shares over the Internet, by telephone or, if you received a paper copy of the proxy card, by signing and dating it and returning it to us in the stamped and addressed envelope that is enclosed with the proxy card as promptly as possible.

By Order of the Board of Directors,

Richard A. Hayne

Chairman of the Board

April 1, 2014

0	■

URBAN OUTFITTERS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all prior proxies, hereby appoints Richard A. Hayne and Francis J. Conforti, or either of them, with full power of substitution, as the undersigned’s proxies to vote at the Annual Meeting of Shareholders of Urban Outfitters, Inc. (the “Company”) called for May 27, 2014, at 10:30 a.m. Eastern Time at the corporate offices of Urban Outfitters, Inc., 5000 South Broad Street, Building 543, Philadelphia, Pennsylvania 19112 and at any adjournment thereof.

(Continued and to be signed on the reverse side)

■	14475	■

ANNUAL MEETING OF SHAREHOLDERS OF

URBAN OUTFITTERS, INC.

May 27, 2014

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at http://proxy.urbn.com

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i Please detach along perforated line and mail in the envelope provided. i

■	20503003030303000000 6	052714

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES FOR DIRECTOR. 1. Election of Directors:

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2015.

2.    To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for Fiscal Year 2015.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RESOLUTION TO APPROVE EXECUTIVE COMPENSATION.

☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	NOMINEES: ¡ Edward N. Antoian ¡ Scott A. Belair ¡ Margaret A. Hayne ¡ Joel S. Lawson III ¡ Robert H. Strouse		FOR ☐	AGAINST ☐	ABSTAIN ☐
		3. To approve a non-binding advisory resolution on executive compensation. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” PROPOSAL 4.	FOR ☐	AGAINST ☐	ABSTAIN ☐
		4. Shareholder proposal regarding Board nominee requirements. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” PROPOSAL 5.	FOR ☐	AGAINST ☐	ABSTAIN ☐
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●		5. Shareholder proposal regarding human rights report. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” PROPOSAL 6.	FOR ☐	AGAINST ☐	ABSTAIN ☐
		6. Shareholder proposal regarding independent Board chair.	FOR ☐	AGAINST ☐	ABSTAIN ☐

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1, FOR PROPOSALS 2 AND 3 AND AGAINST PROPOSALS 4, 5 AND 6.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐	You are urged to sign and return this proxy so that you may be sure that your shares will be voted.

Signature of Shareholder	Date:	Signature of Shareholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢